Exhibit 10.1

Execution Version

$1,200,000,000

SENIOR WORKING CAPITAL REVOLVING CREDIT AND LETTER OF CREDIT

REIMBURSEMENT AGREEMENT

dated as of

March 19, 2020

among

SABINE PASS LIQUEFACTION, LLC

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER

as Restricted Subsidiaries,

THE BANK OF NOVA SCOTIA

as Senior Facility Agent,

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, HSBC BANK USA, NATIONAL

ASSOCIATION, ING CAPITAL LLC, NATIXIS, NEW YORK BRANCH, and WELLS FARGO

BANK, NATIONAL ASSOCIATION

as Issuing Banks,

THE BANK OF NOVA SCOTIA

as Swing Line Lender,

SOCIÉTÉ GÉNÉRALE

as Common Security Trustee,

and

THE LENDERS NAMED HEREIN

as Lenders,

and for the benefit of

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH

as Coordinating Lead Arranger

MIZUHO BANK, LTD. and MUFG BANK, LTD.

as Co-Documentation Agent

ABN AMRO CAPITAL USA LLC, BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, BANCO DE SABADELL, S.A., MIAMI BRANCH, BANCO SANTANDER, S.A., NEW YORK BRANCH, BANK OF CHINA, NEW YORK BRANCH, THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, CITIBANK, N.A., HSBC BANK USA, NATIONAL ASSOCIATION, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, ING CAPITAL LLC, INTESA SANPAOLO S.P.A., NEW YORK BRANCH, MIZUHO BANK, LTD., MUFG BANK, LTD., NATIONAL AUSTRALIA BANK LIMITED, NATIXIS, NEW YORK BRANCH, SOCIÉTÉ GÉNÉRALE, STANDARD CHARTERED BANK, SUMITOMO MITSUI BANKING CORPORATION, and WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers

i

EXHIBITS:

Exhibit A	–	Assignment and Assumption
Exhibit B	–	Form of Note
Exhibit C	–	Form of Commitment Increase Agreement
Exhibit D	–	Form of New Lender Agreement
Exhibit E-1	–	Form of U.S. Tax compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	–	Form of U.S. Tax compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	–	Form of U.S. Tax compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	–	Form of U.S. Tax compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-1	–	Form of Borrowing Request (Revolving Loans)
Exhibit F-2	–	Form of Borrowing Request (Swing Line Loans)
Exhibit G	–	Compliance Certificate
Exhibit H	–	Form of Joinder to Credit Agreement

SCHEDULES:
Schedule 1.01(a)	–	Knowledge Parties
Schedule 2.01	–	Commitments
Schedule 2.05	–	Existing Letters of Credit
Schedule 3.06	–	Disclosed Matters
Schedule 3.11	–	Subsidiaries
Schedule 3.15	–	Properties
Schedule 3.17	–	Material Project Documents

This SENIOR WORKING CAPITAL REVOLVING CREDIT AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT (this “Agreement”) dated as of March 19, 2020, among SABINE PASS LIQUEFACTION, LLC, a limited liability company organized and existing under the Laws of the State of Delaware (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Restricted Subsidiaries, THE BANK OF NOVA SCOTIA, as Senior Facility Agent (together with its permitted successors in such capacity, the “Senior Facility Agent”) and Sole Coordinating Lead Arranger (in such capacity, “Coordinating Lead Arranger”), SOCIÉTÉ GÉNÉRALE, as the Common Security Trustee, and the Lenders and Issuing Banks party hereto from time to time and for the benefit of ABN AMRO CAPITAL USA LLC, BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, BANCO DE SABADELL, S.A., MIAMI BRANCH, BANCO SANTANDER, S.A., NEW YORK BRANCH, BANK OF CHINA, NEW YORK BRANCH, THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, CITIBANK, N.A., HSBC BANK USA, NATIONAL ASSOCIATION, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, ING CAPITAL LLC, INTESA SANPAOLO S.P.A., NEW YORK BRANCH, MIZUHO BANK, LTD., MUFG BANK, LTD., NATIONAL AUSTRALIA BANK LIMITED, NATIXIS, NEW YORK BRANCH, SOCIÉTÉ GÉNÉRALE, STANDARD CHARTERED BANK, SUMITOMO MITSUI BANKING CORPORATION, and WELLS FARGO SECURITIES, LLC, as Joint Lead Arrangers.

RECITALS

WHEREAS, the Borrower owns and operates a natural gas liquefaction facility (including associated infrastructure) located in Cameron Parish, Louisiana for the production of LNG and other Services, as the same may be expanded, modified or otherwise changed in accordance with the applicable Senior Debt Instruments;

WHEREAS, the Borrower and the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Third Amended and Restated Common Terms Agreement, dated as of the date hereof (as so amended and restated and as further amended, restated, supplemented or otherwise modified from time to time, the “Common Terms Agreement”);

WHEREAS, the Borrower, the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Intercreditor Agreement, dated as of July 31, 2012, as amended by the Second Omnibus Amendment, as amended and restated by the Amended and Restated Intercreditor Agreement, dated as of May 28, 2013, and as further amended and restated by the Second Amended and Restated Intercreditor Agreement dated as of June 30, 2015 (as so amended and restated, and as further amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), that, among other things, governs the relationship among the Secured Parties and regulates the claims of the Secured Parties against the Borrower and the enforcement by the Secured Parties of the Security (as defined in the Common Terms Agreement), including the method of voting and decision making, and the appointment of the Intercreditor Agent for the purposes set forth therein;

WHEREAS, the Borrower has entered into that certain Indenture with The Bank of New York Mellon, as trustee (in such capacity, the “144A Indenture Trustee”), dated as of February 1, 2013, as supplemented by a first supplemental indenture, dated as of April 16, 2013, a second supplemental indenture, dated as of April 16, 2013, a third supplemental indenture, dated as of November 25, 2013, a fourth supplemental indenture, dated as of May 20, 2014, a fifth supplemental indenture, dated as of May 20, 2014, a sixth supplemental indenture, dated as of March 3, 2015, a seventh supplemental indenture, dated as of June 14, 2016, an eighth supplemental indenture, dated as of September 19, 2016, a ninth supplemental indenture, dated as of September 23, 2016 and a tenth supplemental indenture, dated as of March 6, 2017 (the “144A Indenture”), pursuant to which the Borrower has issued Senior Notes in multiple series;

WHEREAS, the Borrower has entered into that certain Indenture with The Bank of New York Mellon, as trustee (in such capacity, the “4(a)(2) Indenture Trustee”), dated as of February 24, 2017 (the “4(a)(2) Indenture” and together with the 144A Indenture, the “Indentures”), pursuant to which the Borrower has issued Senior Notes in one series;

WHEREAS, the Borrower has granted certain Security in the Collateral for the benefit of the Secured Parties pursuant to the Security Documents;

WHEREAS, in order to finance a portion of the working capital expenses of the Borrower, the Borrower and, inter alia, the lenders and issuing banks party thereto entered into the Amended and Restated Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of September 4, 2015 (the “Existing Working Capital Facility Agreement”);

WHEREAS, the Borrower wishes to terminate the Existing Working Capital Facility Agreement and has requested the Lenders provide loans and the Issuing Banks to issue letters of credit, and the Lenders have agreed to provide such loans and the Issuing Banks have agreed to issue such letters of credit, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings specified below; provided that capitalized terms used herein without definition shall have the meanings provided in the Common Terms Agreement and in the case of any conflict between the defined terms herein and therein, the provisions in this Agreement shall control:

“144A Indenture Trustee” has the meaning assigned to such term in the recitals of this Agreement.

“4(a)(2) Indenture Trustee” has the meaning assigned to such term in the recitals of this Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Rating Agency” means S&P, Fitch, Moody’s, or any other “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission, including any successor to S&P, Fitch or Moody’s.

“Accession Agreement” means an accession agreement to the Common Terms Agreement, dated as of the date hereof, among the Senior Facility Agent, the Common Security Trustee and the Borrower, which agreement shall be substantially in the form attached as Schedule 2.02(a) to the Common Terms Agreement.

“Account” has the meaning given to such term in the Accounts Agreement.

“Accounts Agreement” means the Third Amended and Restated Accounts Agreement, dated as of the date hereof, among the Loan Parties, the Common Security Trustee and the Accounts Bank.

“Accounts Bank” means Citibank, N.A., or any successor to it appointed pursuant to the terms of the Accounts Agreement.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Senior Facility Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.08(a).

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus 1/2 of 1% and (c) the LIBOR Market Index Rate plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the LIBOR Market Index Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the LIBOR Market Index Rate, as the case may be.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.14.

“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and (l) any regulations promulgated under any of the foregoing.

“Applicable Facility LNG Sale and Purchase Agreement” means:

(a) each of the BG FOB Sale and Purchase Agreement, the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, the Total FOB Sale and Purchase Agreement (in each case, other than (A) any terminated Facility LNG Sale and Purchase Agreement, (B) any Facility LNG Sale and Purchase Agreement in relation to which a Bankruptcy has occurred in respect of the counterparty thereof and (C) any Facility LNG Sale and Purchase Agreement in material payment default or a breach that has resulted in a material non-payment by the counterparty to such Facility LNG Sale and Purchase Agreement); and

(b) the Petronas FOB Sale and Purchase Agreement, the Vitol FOB Sale and Purchase Agreement and any Facility LNG Sale and Purchase Agreement (other than (A) any terminated Facility LNG Sale and Purchase Agreement, (B) any Facility LNG Sale and Purchase Agreement in relation to which a Bankruptcy has occurred in respect of the counterparty thereof, (C) any Facility LNG Sale and Purchase Agreement not then in effect and (D) any Facility LNG Sale and Purchase Agreement in material payment default or a breach that has resulted in a material non-payment by the counterparty to such Facility LNG Sale and Purchase Agreement) with respect to any Train (a) for which the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower certifying that the In-Service Date for Train 6 has occurred or (b) (i) for which the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower certifying that such Train is under construction pursuant to a validly issued full notice to proceed under an EPC Contract not in material default and (ii) for which the Borrower shall have delivered to the Senior Facility Agent a certificate from the Independent Engineer certifying that the Indebtedness incurred in respect thereof, together with any equity contribution amount required by such Indebtedness and all Contracted Cash Flows, are sufficient to fund the entirety of the Project Costs of such Train through the Guaranteed Substantial Completion Date thereof, plus reasonable contingencies.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, on any day, with respect to Revolving Loans that are LIBO Rate Loans or ABR Loans, the percent per annum set forth below under the caption “Applicable Margin for Eurodollar Loans” and “Applicable Margin for ABR Loans,” respectively, based upon the level corresponding to the Designated Ratings by the Acceptable Rating Agencies applicable on such date:

Level	Designated Rating	Applicable Margin for Eurodollar Loans (% p.a.)	Applicable Margin for ABR Loans (% p.a.)	Commitment Fee (% p.a.)
I	> = Baa1 / BBB+/BBB+	1.125%	0.125%	0.100%
II	Baa2 / BBB/BBB	1.250%	0.250%	0.150%
III	Baa3 / BBB- /BBB-	1.500%	0.500%	0.200%
IV	BB+/Ba1/BB+	1.625%	0.625%	0.250%
V	<BB+/Ba1/BB+	1.750%	0.750%	0.300%

For purposes of the foregoing, (a) if the Designated Ratings are split, the highest of such ratings shall apply, provided that if such ratings differ by two or more levels, the applicable level shall be deemed to be one level below the highest of such levels; (b) if only one Acceptable Rating Agency issues a Designated Rating, such rating shall apply; (c) if there is no Designated Rating, the lowest rating set forth above will apply; and (d) if the Designated Rating established by any of the Acceptable Rating Agencies shall be changed (other than as a result of a change in the rating system of such Acceptable Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Acceptable Rating Agency. If the rating system of any Acceptable Rating Agency shall change, or if any of the Acceptable Rating Agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Senior Facility Agent shall negotiate in good faith if necessary to amend this provision to reflect such changed rating system or the unavailability of Designated Ratings from such Acceptable Rating Agencies and, pending the effectiveness of any such amendment, the applicable commitment fee rate, the Applicable Rate for Eurodollar Loans and the Applicable Rate for ABR Loans shall be determined by reference to the Designated Rating of such Acceptable Rating Agency most recently in effect prior to such change or cessation. Each change in the applicable level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ASC” has the meaning assigned to such term in Section 1.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 10.04), and accepted by the Senior Facility Agent, in the form of Exhibit A or any other form approved by the Senior Facility Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail- In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule, or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration, or other insolvency proceedings).

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Senior Facility Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Senior Facility Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Senior Facility Agent decides, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Senior Facility Agent in a manner substantially consistent with market practice (or, if the Senior Facility Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Senior Facility Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Senior Facility Agent decides, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Senior Facility Agent or the Required Lenders, as applicable, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), by notice to the Senior Facility Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period

(x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Lender, Issuing Bank, the Senior Facility Agent and the Common Security Trustee.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Borrowing” means a borrowing consisting of Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means (a) with respect to any Working Capital Loan, each request substantially in the form set forth in Exhibit F-1, and (b) with respect to any Swing Line Loan, each request substantially in the form set forth in Exhibit F-2.

“Calculation Date” means the last day of the month immediately preceding a Restricted Payment Date.

“Calculation Period” means, on any Calculation Date, the period commencing twelve months prior to, and ending on, the day immediately prior to such Calculation Date.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Borrower payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means:

(a) the lawful currency of the United States of America, Canada, the United Kingdom, or the member states of the European Union;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(c) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s (or, if any of such entities cease to provide such ratings, the equivalent rating from any other Acceptable Rating Agency);

(d) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(e) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P (or, if any of such entities cease to provide such ratings, the equivalent rating categories from any other Acceptable Rating Agency) and, in each case, maturing within one year after the date of acquisition; and

(g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition or a money market fund or a qualified investment fund (including any such fund for which the Senior Facility Agent or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from S&P or Moody’s (or, if any of such entities cease to provide such ratings, the equivalent rating categories from any other Acceptable Rating Agency).

“Cash Flow Available for Debt Service” means, for any period, an amount equal to (a) all Cash Flow received by the Loan Parties during such period, minus (b) all Operation and Maintenance Expenses paid during such period, plus (c) any extraordinary, unusual or non-recurring expenses or losses of the Loan Parties actually subtracted from Cash Flows pursuant to clause (b) during such applicable period, plus (d) any Cash Flow that would have been projected to be generated by the Loan Parties Subsidiaries that were not generated as a result of any force majeure event affecting the Loan Parties (up to a 12 month period, and without duplication of any business interruption insurance proceeds received by the Loan Parties as a result of such force majeure event).

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking into effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or any Governmental Authority with respect to the implementation of the Basel III Accord shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the Sponsor shall own, directly or indirectly, less than 50% of the voting and economic interests in the Borrower; provided that for the purposes of this definition a Change of Control shall not be deemed to have occurred if the Borrower shall have received letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the Senior Notes, the Borrower shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated event and that, if the contemplated event occurs, such Acceptable Rating Agency would reaffirm the then current rating of the Secured Senior Notes as of the date of such event; provided, further, that no Change of Control shall be deemed to have occurred if the Person acquiring and maintaining more than 50% of the voting and economic interests in the Borrower is a Qualified Owner.

“Charges” has the meaning set forth in Section 10.13.

“Class”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, as Revolving Loans or Swing Line Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the Collateral (as defined in each of the Security Documents).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder in an aggregate principal amount not to exceed the applicable amount set forth opposite such Lender’s name on Schedule 2.01 or, as the case may be, (a) in the Assignment and Assumption pursuant to which such Lender shall have assumed its commitment pursuant to Section 10.04 or (b) as such commitment may be (1) reduced from time to time pursuant to Section 2.08 and (2) increased from time to time pursuant to Section 2.19. The initial aggregate amount of the Lenders’ Commitments is $1,200,000,000.

“Commitment Increase Agreement” means a commitment increase agreement substantially in the form attached hereto as Exhibit C, with such changes as may be reasonably approved by the Senior Facility Agent.

“Commitment Increase Notice” has the meaning assigned to such term in Section 2.21.

“Common Security Trustee” means Société Générale or any successor to it appointed pursuant to the terms of the Security Agency Agreement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit G.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning assigned to such term in Section 2.22(c).

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Construction Account” has the meaning assigned to such term in the Accounts Agreement.

“Contest” or “Contested” means, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Governmental Authority for Taxes or with respect to obligations under ERISA or any Mechanics’ Lien (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as:

(a) during the period of such contest the enforcement of such Subject Claim is effectively stayed and any Lien (including any inchoate Lien) arising by virtue of such Subject Claim and securing amounts in excess of $25,000,000 shall, if required by applicable Government Rule, be effectively secured by the posting of cash collateral or a surety bond (or similar instrument) by a reputable surety company;

(b) none of the Secured Parties or any of its officers, directors or employees has been or could reasonably be expected to be exposed to any risk of criminal or civil liability or sanction in connection with such contested items;

(c) the failure to pay such Subject Claim under the circumstances described above could not otherwise reasonably be expected to result in a Material Adverse Effect; and

(d) any contested item determined to be due, together with any interest or penalties thereon, is promptly paid when due after resolution of such Contest, if required by such resolution. The term “Contest” used as a verb shall have a correlative meaning.

“Contracted Cash Flow” means the sum of (a) the projected cash to be received by the Borrower with respect to Monthly Sales Charges or the fixed price component based on FOB LNG Sale and Purchase Agreements that, at the time of such incurrence, are in effect and not in material default, plus (b) the projected cash to be received by the Borrower with respect to Monthly Sales Charges (or the fixed price component) based on LNG sales contracts that, at the time of such incurrence, are in effect and not in material payment default or a breach that has resulted in a material non-payment by the counterparty to such agreement and are with counterparties that (1) have an Investment Grade Rating from at least two Acceptable Rating Agencies, or who provide a guarantee from an affiliate that has at least two of such ratings or (2) have a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guarantee has a tangible net worth in excess of $15,000,000,000, minus (c) the fixed expenses that could reasonably be expected to be incurred if the counterparties to the FOB LNG Sale and Purchase Agreements and such other LNG sales agreements were not lifting any cargoes from the Borrower; provided that for the purposes of Section 6.01(a), it shall not be a material default, material payment default or a breach that has resulted in a material non-payment under clause (a) or clause (b) of this definition, as applicable, if a Bankruptcy has occurred in respect of the applicable counterparty to such FOB LNG Sale and Purchase Agreement or such LNG sales contract, as applicable, and (A) the bankruptcy court enters an order permitting the assumption of the applicable FOB LNG Sale and Purchase Agreement or LNG sales contract or (B) such counterparty continues to meet its contractual obligations thereunder.

“Contracted Cash Flow Available for Debt Service” means, for any period, an amount equal to the sum of (i) the amount set forth in clauses (a) and (b) of the definition of Contracted Cash Flow expected to be received by the Borrower during such period, minus (ii) the amount set forth in clause (c) of the definition of Contracted Cash Flow expected to be paid during such period plus (iii) any amounts expected to be received pursuant to clauses (b) and (c) of the definition of Cash Flow during such period.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means each control agreement to be executed and delivered by the Common Security Trustee for the benefit of the Secured Parties, a securities intermediary or depositary bank and the applicable Loan Party on or following the Closing Date in form and substance reasonably satisfactory to the Common Security Trustee.

“Coordinating Lead Arranger” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Cure Notice” has the meaning assigned to such term in Section 6.07(b)(ii).

“Debt Service” means, for any period, the sum of (without duplication):

(a) all fees scheduled to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period in respect of any Senior Debt;

(b) interest on the Senior Debt (taking into account any Interest Rate Protection Agreements) scheduled to become due and payable (or for the purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(c) scheduled principal payments of the Senior Debt to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(d) all payments due or anticipated to become due (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) by the Borrower pursuant to and provision in respect of increased costs or taxes under any Senior Debt Instrument; and

(e) any indemnity payments due to any of the Secured Parties.

“Debt Service Coverage Ratio” or “DSCR ” means, as of any applicable date of determination, the ratio of Cash Flow Available for Debt Service for the preceding 12-month period to the aggregate amount required to service the Borrower’s Debt Service payable for the preceding 12-month period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) the principal amount of any Debt Service due at maturity, (iii) Revolving Loans, (iv) LC Costs, (v) interest in respect of Debt Service or net amounts under any Permitted Hedging Agreements in respect of interest rates, in each case paid prior to the end of the Availability Period and (vi) Hedge Termination Values); provided, that for any DSCR calculation performed after the Initial Quarterly Payment Date prior to the first anniversary of the Initial Quarterly Payment Date, the calculation will be based on the number of months elapsed since the Initial Quarterly Payment Date.

“Debtor Relief Laws ” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Contracts ” means any Default LNG Sale and Purchase Agreement and the Sabine Liquefaction TUA.

“Default LNG Sale and Purchase Agreements” means any Facility LNG Sale and Purchase Agreement if (i) such Facility LNG Sale and Purchase Agreement, together with any other Facility LNG Sale and Purchase Agreement that is a Default LNG Sale and Purchase Agreement, accounts for more than 25% of the net revenues of the Borrower for the prior twelve months and are anticipated to account for at least 25% of the net revenues of the Borrower over the following twelve months and (ii) such Facility LNG Sale and Purchase Agreement, together with any other Facility LNG Sale and Purchase Agreement that is a Default LNG Sale and Purchase Agreement, has a remaining term of more than four years.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that, as determined by the Senior Facility Agent, (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Senior Facility Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Senior Facility Agent, any Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participations in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Senior Facility Agent, any Issuing Bank, the Swing Line Lender or any other Lender in writing, or has made a public statement to that effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Senior Facility Agent, to confirm in writing in a manner satisfactory to the Senior Facility Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Senior Facility Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Designated Rating” means, with respect to any Acceptable Rating Agency, the Borrower’s long-term senior secured debt rating.

“Development” means the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project and the purchase and sale of natural gas and the sale of LNG, the export of LNG from the Project (and, if elected, the import of LNG to the extent the Borrower has all necessary Governmental Approvals therefor), the transportation of natural gas to the Project by third parties, and the sale of other Services or other products or by-products of the Project and all activities incidental thereto, in each case in accordance with the Transaction Documents. “Develop” and “Developed” shall have the correlative meanings.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dispose” means with respect to any property, to sell, lease, engage in a sale and leaseback with respect thereto, assign, convey, transfer or otherwise dispose thereof. The term “Disposition” shall have a correlative meaning.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant in Section 6.06. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dissenting Lender” has the meaning assigned to such term in Section 2.20(b).

“DOE” shall mean the United States Department of Energy.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Senior Facility Agent or (ii) a notification by the Required Lenders to the Senior Facility Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2) (i) the election by the Senior Facility Agent or (ii) the election by the Required Lenders, in each case, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Senior Facility Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Senior Facility Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Assignee” means any Person other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) that is (i) a Lender, a Lead Arranger or an affiliate of any Lender or Lead Arranger, or (ii) an Approved Fund, commercial bank, financial institution, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Defaulting Lender, Loan Party or any Affiliate or Subsidiary of any of the foregoing shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was within the six-year period immediately preceding the Closing Date, sponsored, maintained or contributed to by, or required to be contributed by, Borrower or any of its ERISA Affiliates.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or legally enforceable directives issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or the management or release of any Hazardous Material.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) exposure to any Hazardous Materials, (c) the release of any Hazardous Materials into the environment or (d) any contract or other written agreement pursuant to which liability is assumed by or imposed against the Borrower or any Subsidiary with respect to any of the foregoing.

“Equator Principles” means the principles named “Equator Principles – A financial industry benchmark for determining, assessing and managing social and environmental risk in projects” adopted by various financing institutions in the form dated June 2013 or, if revised thereafter, as the same exists as of the Effective Date, and available at: http://www.equatorprinciples.com/resources/equator_principles_III.pdf.

“Equity Cure” has the meaning assigned to such term in Section 6.07(b)(i).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of any unpaid “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), whether or not waived, or with respect to a Multiemployer Plan, any “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Abandonment” means any of the following shall have occurred:

(a) the abandonment, suspension or cessation of all or a material portion of the activities related to the Development for a period in excess of sixty (60) consecutive days (other than as a result of force majeure so long as the Borrower is diligently attempting to restart the Development);

(b) a formal, public announcement by the Borrower of a decision to abandon or indefinitely defer or suspend the Development for any reason; or

(c) the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Development for any reason.

“Event of Default” has the meaning assigned to such term in Article VII.

“Event of Loss” means any event that causes the pipelines necessary to supply gas to the project or any Property of the Borrower, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, and shall include an Event of Taking.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to all or any part of the pipeline necessary to supply gas to the Project or the Project, any Equity Interests in the Borrower or any other part of the Collateral.

“Excess Loss Proceeds” means any Net Loss Proceeds that are not reinvested (or committed for reinvestment by the Borrower) within the time periods permitted pursuant to Section 2.11(b) and 5.06.

“Excluded Taxes ” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any Taxes imposed under FATCA.

“Excluded Unsecured Accounts” means (a) one or more accounts for deposit of cash collateral permitted under the definition of “Permitted Liens,” and (b) escrow accounts and/or margin accounts in connection with any Permitted Hedging Agreements.

“Existing Letters of Credit” means, collectively, the letters of credit listed on Schedule 2.05.

“Existing LC Issuing Banks” means ABN Amro Capital USA LLC, The Bank of Nova Scotia, NY Agency, HSBC Bank USA, National Association, and ING Capital LLC.

“Existing Maturity Date” has the meaning set forth in Section 2.22(a).

“Existing Working Capital Facility Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Extended Maturity Date” means, as at any date, the date to which the Maturity Date has then most recently been extended pursuant to Section 2.22.

“Facility LNG Sale and Purchase Agreements” means, collectively, the Train One and Train Two LNG Sales Agreements, the Train Three and Train Four LNG Sales Agreements, the Train Five LNG Sales Agreements, the Train Six LNG Sales Agreements and any additional LNG sales agreements entered into by the Borrower.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the board of directors of the Borrower (unless otherwise provided in this Agreement).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the FRBNY shall set forth on its public website from time to time, and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fitch” means Fitch Ratings Ltd.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Mortgaged Property located in an area designated by the Federal Emergency Management Agency as being in a Flood Zone.

“Flood Program ” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Force Majeure Event” means the occurrence of a Force Majeure event under any of the Facility LNG Sale and Purchase Agreements.

“Foreign Lender” means any Lender that is not a U.S. Person.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “FRBNY Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Senior Facility Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure other than any portion of such LC Exposure that has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Swing Line Exposure other than any portion of such Swing Line Exposure that has been reallocated to other Lenders.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means any foreign, federal, state, regional, tribal or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and having jurisdiction over the Person or matters in question.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligations, or portion thereof, in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guaranteed Obligation” has the meaning set forth in Section 9.01(a).

“Guaranteed Substantial Completion Date” means the “Guaranteed Substantial Completion Date” or any equivalent term, with respect to each Train, as defined in the applicable EPC Contract.

“Hazardous Materials” means all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedge Termination Value” means, in respect of any Interest Rate Protection Agreement, after taking into account the effect of any legally enforceable netting agreement to which the Borrower is a party relating to such Interest Rate Protection Agreement, for any date on or after the date such Interest Rate Protection Agreement has been closed out and termination value determined in accordance therewith, such termination value.

“Honor Date” has the meaning set forth in Section 2.05(e)(i).

“Impairment” means, with respect to any Material Project Document or any Governmental Approval:

(a) the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;

(b) the suspension or injunction thereof; or

(c) the inability to satisfy in a timely manner stated conditions to effectiveness or amendment, modification or supplementation thereof (other than, in the case of a Material Project Document, any such amendment, modification or supplementation effected in accordance with Section 6.05) in whole or in part. The verb “Impair” shall have a correlative meaning.

“In-Service Date” means (a) with respect to Train One, May 27, 2016, (b) with respect to Train Two, September 15, 2016, (c) with respect to Train Three, March 28, 2017, (d) with respect to Train Four, October 9, 2017, (e) with respect to Train Five, March 6, 2019, and (f) with respect to the EPC Contract with respect to any other Train, the date when “substantial completion” (based on the corresponding defined term in such EPC Contract) of such Train has occurred (as certified in writing by the Borrower to the Senior Facility Agent).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not overdue for a period of more than 90 days), (e) other than as contemplated by Section 6.01(a), all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that in no event shall “Indebtedness” include any contingent reimbursement obligation arising under a Letter of Credit to the extent such reimbursement obligation has been cash collateralized in accordance with the terms hereof. The

Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indentures” has the meaning assigned to such term in the recitals of this Agreement.

“Independent Engineer” means Lummus Consultants International, Inc. (f/k/a Shaw Consultants International, Inc.) and any replacement thereof appointed by the Required Lenders and, if no Event of Default shall then be occurring, after consultation with the Borrower.

“Initial Quarterly Payment Date” means the first March 31, June 30, September 30 or December 31 to occur at least three calendar months following the Project Completion Date.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan and any Swing Line Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or twelve months or less than one month, in each case, if agreed to by all of the Lenders) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Rating” means Baa3 or better by Moody’s, BBB- or better by Fitch, BBB- or better by S&P or the equivalent investment grade credit rating from any other Acceptable Rating Agency.

“Issuer Documents” means with respect to any Letter of Credit, any notice of issuance, any Letter of Credit application required by the applicable Issuing Bank to be completed and any other document, agreement and instrument entered into by any Issuing Bank and Borrower or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means each of The Bank of Nova Scotia, Houston Branch, HSBC Bank USA, National Association, ING Capital LLC, Natixis, New York Branch, and Wells Fargo Bank, National Association, each Existing LC Issuing Bank, and any other Lender as agreed by the Borrower and the Senior Facility Agent, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arranger” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Knowledge” means, with respect to any of the Loan Parties, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Schedule 1.01(a); provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to Borrower pursuant to the terms of this Agreement or any other Financing Document.

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Governmental Approvals and orders of all Governmental Authorities, whether now or hereafter in effect.

“LC Costs” means (a) fees, expenses and interest associated with the issuance of Letters of Credit and (b) any reimbursement by the Borrower of amounts paid under a Letter of Credit for expenditures that if paid by the Borrower directly would have constituted Operation and Maintenance Expenses.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into a Revolving Loan pursuant to Section 2.05(e) at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arrangers” means, collectively, (i) the Coordinating Lead Arranger and (ii) the Joint Lead Arrangers.

“Lenders” means, initially, the Persons listed on Schedule 2.01 and thereafter, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning set forth in Section 2.05(k).

“Letter of Credit Commitment” means, for each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit in an aggregate amount not exceeding the amount set forth on Schedule 2.01 hereto or as set forth in any New Lender Agreement.

“ LIBO Rate ” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Senior Facility Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period (but if such rate is less than zero, such rate shall be deemed zero for purposes of this Agreement). In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Senior Facility Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (but if such rate is less than zero, such rate shall be deemed zero for purposes of this Agreement).

“ LIBOR Market Index Rate” means, for any day, the rate for one month U.S. dollar deposits as reported on the Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Senior Facility Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, for such day (but if such rate is less than zero, such rate shall be deemed zero for purposes of this Agreement), provided, if such day is not a Business Day, the immediately preceding Business Day (or if not so reported, then as determined by the Senior Facility Agent from another recognized source or interbank quotation (but if such rate is less than zero, such rate shall be deemed zero for purposes of this Agreement)).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LMIR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Market Index Rate.

“Loan Documents” means this Agreement, the Letters of Credit and the Fee Letters.

“Loan Parties” means the Borrower and each of its Restricted Subsidiaries.

“Loans” means the loans (including Revolving Loans and Swing Line Loans) made by the Lenders to the Borrower pursuant to this Agreement.

“Maturity Date” means the earlier of (x) the later of (i) the date that is five (5) years after the Effective Date and (ii) the then current Extended Maturity Date, if applicable, and (y) the date which is the effective date of any other termination, cancellation or acceleration of all Commitments and Revolving Credit Exposure hereunder in accordance with the terms hereof.

“Maximum Rate” has the meaning set forth in Section 10.13.

“Mechanics’ Liens” means carriers’, warehousemen’s, laborers’, mechanics’, workmen’s, materialmen’s, repairmen’s, construction or other like statutory Liens.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Gas Act” means the Natural Gas Act of 1938, as amended, and the regulations of FERC and DOE promulgated thereunder.

“New Lender” has the meaning assigned to such term in Section 2.21(c).

“New Lender Agreement” has the meaning assigned to such term in Section 2.21(c).

“Non-Recourse Debt” means Indebtedness:

(a) as to which neither the Borrower nor any of its Restricted Subsidiaries

(1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (2) is directly or indirectly liable as a guarantor or otherwise; and

(b) as to which the Lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Notice of Extension” has the meaning set forth in Section 2.22(a).

“Obligations” means all obligations (monetary or otherwise) of the Borrower and each of its Subsidiaries arising under or in connection with this Agreement and each other Financing Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time, and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the FRBNY shall commence to publish such composite rate).

“Participant” has the meaning set forth in Section 10.04(c)(i).

“Participant Register” has the meaning set forth in Section 10.04(c)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall have the meaning set forth in Section 3(2)(A) of ERISA (other than a Multiemployer Plan), established or maintained by the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate or as to which the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate contributes or is a member or otherwise may have any liability.

“Permitted Business” means (i) the construction, operation, expansion, reconstruction, debottlenecking, improvement and maintenance of the Project or related to or using by-products of the Project, all activity reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including, the development, construction, operation, maintenance and financing of any facilities reasonably related to the Project or related to or using by-products of the Project and (ii) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Project or related to or using by-products of the Project.

“Permitted Capital Expenditures” means Capital Expenditures that: (a) are required for compliance with Project Documents, insurance policies, Government Rules, Governmental Approvals and Prudent Industry Practices; or (b) are otherwise used for the Project or for the development, construction, financing and operation of additional Trains; and in all cases, (i) are funded by equity or Permitted Indebtedness issued by the Borrower, (ii) are funded from the Distribution Account as set forth in Section 5.08 of the Accounts Agreement or (iii) are funded by insurance proceeds, each of (i), (ii) or (iii) as expressly permitted herein and the other Financing Documents and to the extent that all such sums entirely fund such Permitted Capital Expenditures, and, in the case of clauses (i), (ii) or (iii), could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under the Sabine Pass TUA.

“Permitted Indebtedness” means items (a) through (s) set forth in Section 6.01.

“Permitted Investments” means:

(a) any Investment in the Borrower or in a Restricted Subsidiary of the Borrower that is a guarantor and that is engaged in a Permitted Business;

(b) any Investment in Cash Equivalents;

(c) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary of the Borrower; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.03(a);

(e) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Equity Interests that constitute Indebtedness) of the Borrower or any of its Subsidiaries;

(f) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g) Investments pursuant to Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(h) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(i) loans or advances to employees made in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(j) repurchases of the Senior Notes;

(k) advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(l) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(m) receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(n) Investments received as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(o) surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business, including cash deposits incurred in connection with natural gas purchases;

(p) Guarantees of Indebtedness permitted under Section 6.01;

(q) Investments existing on the Effective Date; and

(r) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (r) that are at the time outstanding not to exceed $50.0 million.

“Permitted Liens” means:

(a) Liens in favor, or for the benefit, of the Secured Parties created or permitted pursuant to the Security Documents;

(b) Liens securing Indebtedness with respect to Permitted Hedging Agreements and Indebtedness described in clause Section 6.01(c);

(c) Liens which are scheduled exceptions to the coverage afforded by the

Title Policy;

(d) statutory Liens for a sum not yet delinquent or which are being Contested;

(e) pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 6.01(e) covering only the assets acquired with or financed by such Indebtedness;

(g) easements and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or encumbrances or imperfections in title which do not materially impair such property for the purpose for which the Borrower’s interest therein was acquired or materially interfere with the operation of the Project as contemplated by the Transaction Documents;

(h) Mechanics’ Liens, Liens of lessors and sublessors and similar Liens incurred in the ordinary course of business for sums which are not overdue for a period of more than 30 days or the payment of which is subject to a Contest;

(i) legal or equitable encumbrances (other than any attachment prior to judgment, judgment Lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are subject to a Contest;

(j) the Liens created pursuant to the Real Property Documents;

(k) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

(l) Liens for workers’ compensation awards and similar obligations not then delinquent; Mechanics’ Liens and similar Liens not then delinquent, and any such Liens, whether or not delinquent, whose validity is at the time being Contested in good faith;

(m) Liens in favor of the Borrower or the Restricted Subsidiaries;

(n) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection Agreement subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums, incurred in connection therewith) with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, discounts, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(o) other Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $100,000,000 at any one time.

“Permitted Payments to Sponsor” means (a) payments to the Sponsor to permit the Sponsor to pay reasonable accounting, legal and administrative expenses of the Sponsor when due, in an aggregate amount not to exceed $5,000,000 per calendar year and (b) on each Quarterly Payment Date, the amount necessary for payment to the Pledgor or Sponsor to enable it to pay its (or for Sponsor to satisfy any contractual obligation to distribute to its beneficial owners to enable them to pay their) income tax liability with respect to income generated by the Borrower and its Subsidiaries, determined at the highest combined U.S. federal and State of Louisiana tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection Agreement subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums and discounts incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity that is (a) equal to or greater than the weighted average life to maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the Maturity Date; provided that this clause (b) shall not apply to Permitted Refinancing Indebtedness incurred pursuant to Section 6.01(b);

(c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Secured Debt Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d) such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary of the Borrower that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Senior Facility Agent as its prime rate in effect at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projected Debt Service Coverage Ratio” means, for the applicable period, the ratio of (a) Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 6.01 and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity). Where this Agreement states that the Projected Debt Service Coverage Ratio is to be based on Contracted Cash Flow, the Projected Debt Service Coverage Ratio shall mean, for any period, the ratio of (a) Contracted Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 6.01 and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity).

“Promissory Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, mixed, movable, immovable, corporeal or incorporeal and whether tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Operator” means any Person that, directly or through an affiliate, within the last five (5) years, (a) is engaged in the business of procuring or transporting at least 0.5 bcf of natural gas per day and (b) has operated LNG liquefaction facilities processing not less than 4.5 mtpa of LNG.

“Qualified Owner” means any Person that, alone or with its affiliates, (a) has an Investment Grade Rating for its unsecured long-term senior debt obligations and (b) either (i) is (or is a subsidiary or a controlled affiliate of) a Qualified Operator, (ii) has engaged a Qualified Operator to operate the Project, (iii) has engaged one or more affiliates of Cheniere Energy, Inc. to operate the Project or (iv) has provided the Senior Facility Agent with a certificate from the Independent Engineer stating that such Person (or its designated operator) is qualified to operate the Project; provided, that any Qualified Owner shall have provided the Senior Facility Agent with all information necessary for the Secured Parties to identify such Person in accordance with the requirements of the PATRIOT Act (including applicable, and uniformly applied, “know your customer” regulations) and all other applicable Anti-Terrorism and Money Laundering Laws.

“Re-Allocation Date” has the meaning assigned to such term in Section 2.21(c).

“Recipient” means, as applicable, (a) the Senior Facility Agent, (b) any Lender and (c) any Issuing Bank.

“Register” has the meaning assigned to such term in Section 10.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing, in the aggregate, more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the Revolving Credit Exposure and unused Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Rating” means a long term unsecured non-credit enhanced senior debt rating of Baa1 or better from Moody’s and BBB+ or better from S&P.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment Date” means, with respect to any specific Restricted Payment, the date such Restricted Payment is made.

“Revenue Account” has the meaning assigned to such term in the Accounts Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and Swing Line Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the Effective Date, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury and with whom dealings are prohibited pursuant to Sanctions Laws, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned fifty percent (50%) or more or, where relevant under Sanctions, Controlled by any such Person or Persons described in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury (including OFAC), the U.S. Department of State, or any other applicable U.S. sanctions authority or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Sanctions Laws” means the Laws, rules, regulations and orders promulgated or issued pursuant to Sanctions.

“Scotiabank” means The Bank of Nova Scotia.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Security” means the security interest created in favor of the Common Security Trustee for the benefit of the Secured Parties pursuant to the Security Documents.

“Security Agreement” means the Third Amended and Restated Security Agreement, dated as of the date hereof, among the Loan Parties and the Common Security Trustee.

“Senior Facility Agent” has the meaning assigned to such term in the recitals of this Agreement.

“Services” means the services provided or performed by the Loan Parties under the Material Project Documents.

“Solvent” means, with respect to any Person, that as of the date of determination, (i) both the then present fair saleable value of the Person’s present assets is (a) greater than the total liabilities of (including contingent liabilities) of such Person and (b) greater than the amount that will be required to pay the probable liability of such Person’s then existing indebtedness as they become absolute and matured; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Effective Date; (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (iv) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Senior Facility Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower to any Person permitted by Section 6.01(f) which is subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Lenders.

“Swap Obligation” means, with respect to any Restricted Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swing Line Exposure at such time related to Swing Line Loans other than any Swing Line Loans made by such Lender in its capacity as the Swing Line Lender and (b) if such Lender shall be the Swing Line Lender, the aggregate principal amount of all Swing Line Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swing Line Loans).

“Swing Line Lender” means Scotiabank, in its capacity as the lender of Swing Line Loans hereunder.

“Swing Line Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, assessments, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Train Five LNG Sales Agreement” means the Total FOB Sale and Purchase Agreement and any other LNG sale and purchase agreement entered into by the Borrower with respect to the fifth Train of the Project and any replacements thereof entered into pursuant to this Agreement and the Financing Documents.

“Train One and Train Two LNG Sales Agreements” means the BG FOB Sale and Purchase Agreement and the GN FOB Sale and Purchase Agreement.

“Train Six LNG Sales Agreements” means any LNG sale and purchase agreement entered into by the Borrower with respect to the sixth Train of the Project and any replacements thereof entered into pursuant to this Agreement and the Financing Documents.

“Train Three and Train Four LNG Sales Agreements” means the GAIL FOB Sale and Purchase Agreement and the KoGas FOB Sale and Purchase Agreement.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the LIBOR Market Index Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.18(f)(ii)(B)(III).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Subsidiary” means any Subsidiary designated as an Unrestricted Subsidiary pursuant to Section 10.15 subsequent to the Effective Date and any Subsidiary formed or acquired by an Unrestricted Subsidiary following such Unrestricted Subsidiary’s designation.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Senior Facility Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein or any other Financing Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer or similar term, as applicable to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under any other Financing Document (and each division of any limited liability company that is a Subsidiary, Affiliate, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Senior Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Senior Facility Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding anything to the contrary contained herein, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the Effective Date) that would constitute Capital Leases on the Effective Date shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Financing Document shall be made or delivered, as applicable, in accordance therewith. Notwithstanding any provision contained herein or in any other Financing Document, any lease (or similar arrangement) that would have been characterized, classified or reclassified as an operating lease in accordance with GAAP prior to the date of the Borrower’s adoption of Accounting Standards Codification (“ASC”) 842 (or any other ASC having a similar result or effect) (and related interpretations) (whether or not such lease was in effect on such date) shall not constitute a Capital Lease Obligation, and any such lease shall be, for all purposes of this Agreement and the other Financing Documents, treated as though it were reflected on the Borrower’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Borrower’s adoption of ASC 842.

Section 1.05 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.06 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day (it is understood that the foregoing shall cause any grace period associated with any such payment obligation or performance of any covenant, duty or obligation to extend to the immediately succeeding Business Day as well).

Section 1.07 Negative Covenant Compliance and Other Calculations. For purposes of determining whether Borrower and the Restricted Subsidiaries comply with any exception to Article VI (Negative Covenants) (other than Section 6.07 (Debt Service Coverage Ratio)) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit Borrower and the Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder. For avoidance of doubt, with respect to determining whether Borrower and the Restricted Subsidiaries comply with any negative covenant in Article VI (Negative Covenants) (other than Section 6.07 (Debt Service Coverage Ratio)), to the extent that any obligation, transaction or action could be attributable to more than one exception to any such negative covenant, Borrower may categorize or re-categorize all or any portion of such obligation, transaction or action to any one or more exceptions to such negative covenant that permit such obligation, transaction or action.

Section 1.08 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.09 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Revolving Loans.

Section 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swing Line Loan shall be an ABR Loan or LMIR Loan as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) or a Swing Line Loan. Each Swing Line Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Loan if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall provide the Senior Facility Agent a fully executed Borrowing Request by e-mail, or facsimile or notify the Senior Facility Agent by telephone, to be promptly confirmed by e-mail or facsimile of a fully executed Borrowing Request, (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by e-mail or facsimile to the Senior Facility Agent of a written Borrowing Request in a form approved by the Senior Facility Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;” and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Senior Facility Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swing Line Loans.

(a) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make Swing Line Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in the Swing Line Lender’s Revolving Credit Exposure exceeding its Commitment; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans.

(b) To request a Swing Line Loan, the Borrower shall provide the Senior Facility Agent a fully executed Borrowing Request by e-mail, or facsimile or notify the Senior Facility Agent by telephone, to be promptly confirmed by e-mail or facsimile of a fully executed Borrowing Request, not later than 12:00 noon, New York City time, on the day of a proposed Swing Line Loan. Each such Borrowing Request shall be irrevocable and shall specify the requested date (which shall be a Business Day) of the Swing Line Loan, the amount of the requested Swing Line Loan and whether such Borrowing is to be an ABR Borrowing or a LMIR Borrowing. If no election as to the Type of Borrowing of Swing Line Loans is specified, then the requested Borrowing of Swing Line Loans shall be an ABR Borrowing. The Swing Line Lender shall make each Swing Line Loan available to the Borrower by means of a credit or wire transfer of funds, as applicable, to an account of the Borrower designated by the Borrower in writing to the Swing Line Lender (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swing Line Loan.

(c) The Swing Line Lender may by written notice given to the Senior Facility Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Lenders will participate. Promptly upon receipt of such notice, the Senior Facility Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swing Line Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Senior Facility Agent, for the account of the Swing Line Lender, such Lender’s Applicable Percentage of such Swing Line Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Senior Facility Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Lenders. The Senior Facility Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Senior Facility Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Senior Facility Agent; any such amounts received by the Senior Facility Agent shall be promptly remitted by the Senior Facility Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Senior Facility Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05 Letters of Credit.

(a) General. (A) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of any of its Subsidiaries (subject to a sublimit of $100,000,000 in the aggregate for Letters of Credit issued for the benefit of any Unrestricted Subsidiaries), in a form reasonably acceptable to the Senior Facility Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period and (B) the Existing LC Issuing Banks and the Borrower hereby acknowledge and agree that certain letters of credit listed on Schedule 2.05 have been issued prior to the date hereof pursuant to the Existing Working Capital Facility Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Senior Facility Agent (not later than 12:00 noon, New York City time at least one (1) Business Day prior to the requested date of issuance, amendment, renewal or extension) an executed issuance notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance (which shall be a Business Day, but in no event later than the date that occurs five Business Days prior to the Maturity Date), amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate outstanding amount of Letters of Credit issued by the relevant Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to 5:00 p.m., New York City time, on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, it being understood that such Letter of Credit may provide for automatic extensions of such expiration date for additional periods of one year) and (ii) the date that is five Business Days prior to the Maturity Date, other than with the consent of the applicable Issuing Bank and unless cash collateral, as set forth in Section 2.05(k) below, shall have been granted to the applicable Issuing Bank as security therefor no later than the date of issuance of such Letter of Credit, in a manner reasonably acceptable to such Issuing Bank, in which event such cash collateralized Letter of Credit shall not have an expiration date later than one year after the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby sells to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Senior Facility Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt of a notice from the Borrower requesting the issuance of a Letter of Credit in accordance with Section 2.05(b), the Senior Facility Agent shall advise each Lender of the details thereof and of the amount of such Lender’s participation in such Letter of Credit.

(e) Reimbursement.

(i) If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Senior Facility Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice (each such date, an “Honor Date”); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an Revolving Loan or a Swing Line Loan (and either such Loan shall be an ABR Loan) in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swing Line Loan. If the Borrower fails to make such payment when due in respect of an LC Disbursement occurring on or prior to the Maturity Date, the Senior Facility Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such

Lender’s Applicable Percentage thereof (for the avoidance of doubt, no Lender shall have any obligation with respect to any LC Disbursement occurring after the Maturity Date). Promptly following receipt of such notice, each Lender shall pay to the Senior Facility Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Senior Facility Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Senior Facility Agent of any payment from the Borrower pursuant to this paragraph, the Senior Facility Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(ii) Each Lender shall, upon receiving any notice pursuant to Section 2.05(e)(i), make funds available (and the Senior Facility Agent may apply cash collateral provided for this purpose) for the account of the applicable Issuing Bank at the principal office designated by such Issuing Bank in an amount equal to such Lender’s LC Exposure not later than 1:00 p.m. on the Business Day specified in such notice by the applicable Issuing Bank (with a copy to the Senior Facility Agent and Borrower), whereupon, each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a ABR Loan to Borrower in such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Senior Facility Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Senior Facility Agent and the Borrower by telephone (confirmed by e-mail or facsimile), e-mail or facsimile of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Senior Facility Agent, the replaced Issuing Bank, and the successor Issuing Bank (provided that no consent of the replaced Issuing Bank will be required if the replaced Issuing Bank has no Letters of Credit or LC Disbursements with respect thereto outstanding, and replacement of an Issuing Bank may include replacement with another existing Issuing Bank). The Senior Facility Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank and the other Issuing Banks, or to such successor and all previous Issuing Banks and the other Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Senior Facility Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Senior Facility Agent, in the name of the Senior Facility Agent and for the benefit of the Lenders, an amount in cash equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Senior Facility Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Senior Facility Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Funds held in such account shall be invested in money market funds of the Senior Facility Agent or in another investment if mutually agreed upon by the Borrower and the Senior Facility Agent, but the Senior Facility Agent shall have no other obligation to make any other investment of the funds therein. The Senior Facility Agent shall exercise reasonable care in the custody and preservation of any funds held in such account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Senior Facility Agent accords its own property, it being understood that the Senior Facility Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Senior Facility Agent to reimburse each Issuing Bank for LC Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default as described above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Letter of Credit Collateral Account. In the event any Letter of Credit shall be outstanding according to its terms after the Maturity Date, the Borrower shall pay to the Senior Facility Agent, on or before the date of issuance of such Letter of Credit, an amount equal to 102% (or such other amount as may have been agreed with the Issuing Bank) of the LC Exposure as of such date plus any accrued and unpaid interest thereon to be held in a special interest bearing cash collateral account pledged to the Senior Facility Agent for the benefit of the Issuing Bank that issued such Letter of Credit (the “Letter of Credit Collateral Account”). The Borrower and the Senior Facility Agent shall establish the Letter of Credit Collateral Account and the Borrower shall execute all documents and agreements that the Senior Facility Agent reasonably requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Senior Facility Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Senior Facility Agent and grants the Senior Facility Agent a security interest, for the benefit of the Issuing Banks described above in the Letter of Credit Collateral Account, whenever established, in all funds held in the Letter of Credit Collateral Account from time to time, and in all proceeds thereof as security for the payment of the Borrower’s obligations to reimburse the Issuing Bank for amounts drawn on Letters of Credit expiring after the Maturity Date. Funds held in the Letter of Credit Collateral Account shall be held as cash collateral for obligations described in this Section 2.05 and promptly applied by the Senior Facility Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur in the future during such time as the Borrower has any outstanding obligations to such Issuing Bank. To the extent that any surplus funds are held in the Letter of Credit Collateral Account above the undrawn amount of any outstanding Letters of Credit, during the existence of an Event of Default, the Senior Facility Agent may (A) hold such surplus funds in the Letter of Credit Collateral Account as cash collateral or (B) apply such surplus funds to satisfy the secured obligations of the Borrower. If no Event of Default has occurred and is continuing, the Senior Facility Agent shall release to the Borrower at the Borrower’s written request any funds held in the Letter of Credit Collateral Account above the amount required by this Section. Funds held in the Letter of Credit Collateral Account shall be invested in money market funds of the Senior Facility Agent or in another investment if mutually agreed upon by the Borrower and the Senior Facility Agent, but the Senior Facility Agent shall have no other obligation to make any other investment of the funds therein. The Senior Facility Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Senior Facility Agent accords its own property, it being understood that the Senior Facility Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds. The Borrower and the Senior Facility Agent shall execute all documents and agreements that the applicable Issuing Bank requests to transfer the Letter of Credit Collateral Account, the first priority security interest in such account and the funds therein to such Issuing Bank on the Maturity Date.

(l) Existing Letters of Credit. Each Existing Letter of Credit shall be subject to the same terms and conditions herein as a Letter of Credit and shall constitute a Letter of Credit for all purposes of this Agreement and the other Financing Documents. At the request of any Existing LC Issuing Bank, the Borrower and such Existing LC Issuing Bank shall amend the applicable Existing Letter of Credit as necessary to reflect the terms of this Agreement.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Senior Facility Agent most recently designated by it for such purpose by notice to the Lenders; provided that (i) Loans comprising an ABR Borrowing made to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) shall be made by 2:00 p.m., New York City time, and (ii) Swing Line Loans shall be made as provided in Section 2.04. The Senior Facility Agent will make such Loans available to the Borrower by promptly crediting or transferring by wire the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans or any Swing Line Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Senior Facility Agent to the applicable Issuing Bank.

(b) Unless the Senior Facility Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Senior Facility Agent such Lender’s share of such Borrowing, the Senior Facility Agent may assume that such Lender has made such share available at such time in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Senior Facility Agent, then the applicable Lender and the Borrower severally agree to pay to the Senior Facility Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Senior Facility Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Senior Facility Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Senior Facility Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Senior Facility Agent shall promptly refund any amount paid by the Borrower to the Senior Facility Agent as provided in this clause (including interest thereon to the extent paid by the Borrower); provided, however, that nothing herein shall be deemed to relieve any Lender from its obligations hereunder or to prejudice any rights which the Senior Facility Agent or the Borrower may have against any Lender as a result of any default of such Lender hereunder.

Section 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swing Line Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Senior Facility Agent of such election by telephone, e-mail or facsimile by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by e-mail or facsimile to the Senior Facility Agent of a written Interest Election Request in a form approved by the Senior Facility Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Senior Facility Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Senior Facility Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated in accordance with the terms hereof, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Senior Facility Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Senior Facility Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Senior Facility Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Senior Facility Agent for the account of each Lender then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Senior Facility Agent for the account of the Swing Line Lender then unpaid principal amount of each Swing Line Loan on the earlier of the Maturity Date and the fifth (5th) Business Day after such Swing Line Loan is made.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Senior Facility Agent shall maintain the Register and accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Senior Facility Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The Register and the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Senior Facility Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the case of any conflict between the accounts maintained pursuant to paragraph (b) or (c), the accounts maintained pursuant to paragraph (c) shall control.

(e) Any Lender may request that Loans made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Promissory Notes payable to the payee named therein (or, if such Promissory Note is a registered Promissory Note, to such payee and its registered assigns).

Section 2.10 Voluntary Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Senior Facility Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) by telephone (confirmed by e-mail or facsimile), e-mail or facsimile of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swing Line Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Senior Facility Agent on or prior to the specified effective date) if such condition is not satisfied. provided, further that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Senior Facility Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

Section 2.11 Mandatory Prepayment of Loans.

(a) Asset Sales.

(i) No later than the third Business Day following the date of receipt by the Borrower or any Restricted Subsidiaries of any Net Cash Proceeds in excess of $100,000,000, the Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Cash Proceeds; provided that so long as no Default under Sections 7.01(a), (c) or (h) or any Event of Default shall have occurred and be continuing, the Borrower may, directly or through one or more of its Restricted Subsidiaries, use such Net Cash Proceeds within three hundred sixty days of receipt thereof to purchase replacement assets or reinvest in the business of the Borrower or its Subsidiaries (which 360-day period may be extended by an additional 180 days if the Borrower has provided to the Senior Facility Agent a binding commitment to purchase replacement assets or make such reinvestment).

(ii) An amount equal to any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 6.04 will constitute “Excess Proceeds.” If on any date, the aggregate amount of Excess Proceeds exceeds $100,000,000, then within ten Business Days after such date, the Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Excess Proceeds. If any Excess Proceeds remain after such mandatory prepayment, the Borrower and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. Upon completion of such mandatory prepayment, the amount of Excess Proceeds will be reset at zero.

(b) Insurance/Condemnation Proceeds.

(i) No later than the third Business Day following the date of receipt by the Borrower or any Restricted Subsidiary, or Senior Facility Agent as loss payee, of any Net Loss Proceeds in excess of $100,000,000 per occurrence relating to any Event of Loss or Event of Taking, then, subject to the proviso below, the Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Loss Proceeds; provided that, so long as no Default under Sections 7.01(a), (c) or (h) or any Event of Default shall have occurred and be continuing, the Borrower may use such Net Loss Proceeds within 360 days of receipt thereof (which 360-day period may be extended by an additional 180 days if the Borrower has provided to the Senior Facility Agent evidence that it is using commercially reasonable efforts to complete the rebuilding, repair, replacement, or construction of improvements to the Project) by the Borrower or the Restricted Subsidiaries to (A) so long as no Event of Default under Sections 7.01(a), (c) or (h) has occurred and is continuing, repay Permitted Indebtedness (other than intercompany Indebtedness to any Affiliate that is not a Loan Party) of the Loan Party that received such Net Loss Proceeds incurred in connection with the rebuilding, repair, replacement, or construction of improvements to the Project, (B) to the extent conditions of Section 5.06 have been satisfied, to the rebuilding, repair, replacement or construction of improvements to the Project or (C) to the extent conditions of Section 5.06 have been satisfied, reinvest in the operations and business of the Borrower and its Subsidiaries to the extent permitted hereunder.

(ii) No later than fifteen (15) days following the date on which the aggregate amount of Excess Loss Proceeds exceeds $100,000,000, the Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Excess Loss Proceeds. If any Excess Loss Proceeds remain after such mandatory prepayment, the Borrower may use those Excess Loss Proceeds for any purpose not otherwise prohibited by this Agreement. Upon completion of such mandatory prepayment, the amount of Excess Loss Proceeds will be reset at zero.

(c) Certain Payments under Material Project Documents. No later than the third Business Day following the date of receipt by any Loan Party of any termination payment or liquidated damages paid by a Material Project Party under a Material Project Document in excess of $100,000,000, the Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such payment.

(d) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Section 2.11(a), 2.11(b) or 2.11(c), the Borrower shall deliver to Senior Facility Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans, and the Borrower shall concurrently therewith deliver to Senior Facility Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.12 Application of Prepayments.

(a) Application of Voluntary Prepayments. With respect to each prepayment made pursuant to Section 2.10, on the date specified in the notice of prepayment delivered pursuant to Section 2.10(b), such prepayment of the Loans shall be applied as directed by the Borrower.

(b) Application of Mandatory Prepayments. Any amount required to be paid pursuant to Section 2.11(a), 2.11(b) or 2.11(c) shall be applied as follows:

(i) (A) to the principal of, and accrued but unpaid interest on, the Loans and (B) the cash collateralization of Letters of Credit in accordance with Section 2.05(k); and

(ii) if applicable, on a pro rata basis with the payments required under clause (b)(i) above, to the applicable Secured Debt Holder Group Representative for the account of the applicable Secured Debt Holder in respect of any prepayment required to be made pursuant to Sections 3.4 and 3.5 of the Common Terms Agreement.

Section 2.13 Fees.

(a) The Borrower agrees to pay to the Senior Facility Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender less the sum of (i) the outstanding principal amount of such Lender’s Revolving Loans, (ii) its LC Exposure and (iii) to the extent the Swing Line Lender has required such Lender to acquire participations in a Swing Line Loan, its Applicable Percentage of the aggregate principal amount of all Swing Line Loans outstanding at such time, during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Senior Facility Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure;

provided, however, any participation fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the applicable Issuing Bank pursuant to Section 2.21(a) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.21(a)(iv), with the balance of such fee, if any, paid to such Issuing Bank for its own account, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate set forth in the Fee Letter of such Issuing Bank, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to un-reimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Additionally, the Borrower agrees to pay to each Lender the fees payable in the amount and at the times separately agreed upon pursuant to the Fee Letter with such lender.

(d) Additionally, the Borrower agrees to pay to the Senior Facility Agent the fees payable in the amount and at the times separately agreed upon pursuant to the Scotiabank Fee Letter.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Senior Facility Agent, the Lenders, or the Issuing Banks, as applicable. Fees paid shall not be refundable under any circumstances.

Section 2.14 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each LMIR Borrowing shall bear interest at the LIBOR Market Index Rate plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) The Borrower hereby unconditionally promises to pay accrued interest on each Loan in arrears on each Interest Payment Date for such Loan and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, the LIBOR Market Index Rate or LIBO Rate shall be determined by the Senior Facility Agent, and such determination shall be conclusive absent manifest error.

Section 2.15 Effect of Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Financing Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Senior Facility Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Senior Facility Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Senior Facility Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Senior Facility Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Senior Facility Agent, with the written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Senior Facility Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Senior Facility Agent or Lenders pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Eurodollar Loan of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Alternate Base Rate based upon Adjusted LIBO Rate will not be used in any determination of Alternate Base Rate.

Section 2.16 Increased Costs.

(a) Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Loan principal, Letters of Credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or such Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.17 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.18 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Senior Facility Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of Section 2.18(a) or (b), the Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto (except to the extent that such amounts were imposed or increased as a result of the willful misconduct or gross negligence of the Senior Facility Agent, such Lender or the Issuing Bank, as applicable, as finally determined by a court of competent jurisdiction), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Senior Facility Agent), or by the Senior Facility Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Senior Facility Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Senior Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Senior Facility Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Senior Facility Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Senior Facility Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Senior Facility Agent to the Lender from any other source against any amount due to the Senior Facility Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.18, the Borrower shall deliver to the Senior Facility Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Senior Facility Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to the Borrower and the Senior Facility Agent, at the time such Person becomes a party to this Agreement and at such time or times reasonably requested by the Borrower and the Senior Facility Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Senior Facility Agent as will permit such payments to be made without withholdings or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Senior Facility Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Senior Facility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Senior Facility Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Senior Facility Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Senior Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Senior Facility Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction or, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(IV) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such beneficial owner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Senior Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Senior Facility Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Senior Facility Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Senior Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Senior Facility Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Senior Facility Agent as may be necessary for the Borrower and the Senior Facility Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) if the Senior Facility Agent is a U.S. Person, it shall deliver two executed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding Tax. Otherwise, the Senior Facility Agent (including any successor Senior Facility Agent that is not a U.S. Person) shall deliver two duly completed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” within the meaning of US Treasury Regulation Section 1.1441-1(b)(2)(iv)(A) or a “Qualified Intermediary” that assumes primary withholding responsibility under Chapter 3 and Chapter 4 of the Code and for Form 1099 reporting and backup withholding and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Senior Facility Agent agree to so treat the Senior Facility Agent as a U.S. Person with respect to such payments), with the effect that the Borrower can make payments to the Senior Facility Agent without deduction or withholding of any Taxes imposed by the United States.

(iii) As a condition to becoming a party to this Agreement, at or before the Effective Date, each Lender shall provide the Borrower and the Senior Facility Agent with the applicable IRS Form W-9 or W-8. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Senior Facility Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.18 with respect to the Taxes or other amounts giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it reasonably deems confidential) to the indemnifying party or any other Person.

(h) For purposes of this Section 2.18, references to a Lender shall include the Senior Facility Agent and any Issuing Bank and the term “applicable Law” shall include FATCA.

Section 2.19 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, Section 2.17 or Section 2.18, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Senior Facility Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Senior Facility Agent at its offices at Bank of America NA, ABA No. 026 009 593, Swift Code: BOFAUS3N, Account No. NOSCUS4HHSS, Attn: The Bank of Nova Scotia, Ref: Sabine Pass Liquefaction, except payments to be made directly to the Issuing Bank or Swing Line Lender as expressly provided herein and except that payments pursuant to Section 2.16, Section 2.17, Section 2.18 and Section 10.03 shall be made directly to the Persons entitled thereto. The Senior Facility Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Other than as provided in the definition of Interest Period, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Senior Facility Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swing Line Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Senior Facility Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Senior Facility Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Senior Facility Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Senior Facility Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Senior Facility Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Senior Facility Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, Section 2.05(e), Section 2.06(b), Section 2.19(d) or Section 10.03(c), then the Senior Facility Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Senior Facility Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.20 Mitigation Obligations; Replacement of Lenders.

(a) Each Lender and each Issuing Bank shall use reasonable efforts to avoid the imposition of any Taxes or other increased amounts for which the Borrower is required to pay pursuant to Section 2.16 or Section 2.18; provided, however, that such efforts shall not require the Lender or any Issuing Banks to incur any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender (an “Increased Cost Lender”) requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal, (ii) any Lender is a Defaulting Lender, (iii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.02(b) or (iv) the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Dissenting Lender”) whose consent is required shall not have been obtained, then, with respect to each such Increased Cost Lender, Defaulting Lender or Dissenting Lender (the “Terminated Lender”), the Borrower may, at its sole expense and effort, upon notice to such Lender and the Senior Facility Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its outstanding Loans, participations in Letters of Credit and Swing Line Loans, and its Commitment, if any, in full to one or more Eligible Assignees that shall assume all such obligations (a “Replacement Lender”) in accordance with the provisions of Section 10.04; provided that (i) the Borrower shall have received the prior written consent of the Senior Facility Agent, each Issuing Bank and the Swing Line Lender (in each case, unless such assignment would not require such consent under Section 10.04), in each case, which consent shall not unreasonably be withheld or delayed, (ii) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.12 (Fees) (but, in the case of any Defaulting Lender, subject to Section 2.13; (iii) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Sections 2.16, 2.17, or 2.18 or otherwise, as if it were a prepayment (without regard to any pro rata payment obligation in respect of any other Loans); (iv) in the event such Terminated Lender is a Dissenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Dissenting Lender; and (v) in the case of any such assignment resulting from a claim for payment under Section 2.16 or Section 2.18, or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction of such payments; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank, unless, prior to the effectiveness of such election, Borrower shall have caused the outstanding Letters of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.04. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Senior Facility Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.04 on behalf of a Terminated Lender and any such documentation so executed by the Senior Facility Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.04. A Lender (other than a Defaulting Lender or a Dissenting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.20 shall be deemed to prejudice any rights that the Borrower or any Lender that is not a Defaulting Lender may have against any Lender that is a Defaulting Lender.

Section 2.21 Increase of Commitments.

(a) If no Default or Event of Default shall have occurred and be continuing at the time of delivery of the Commitment Increase Notice (as defined below), the Borrower may at any time and from time to time request an increase of the aggregate Commitments by notice to the Senior Facility Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) each such increase shall be at least $10,000,000, (ii) the cumulative increase in Commitments after the Effective Date pursuant to this Section 2.21 shall not exceed $800,000,000 without the approval of the Required Lenders, (iii) the Commitment of any Lender may not be increased without such Lender’s consent and (iv) any Issuing Bank or Swing Line Lender with LC Exposure or Swing Line Exposure at the time of the contemplated increase of Commitments shall have consented to such increase of commitments (which consent shall not be unreasonably withheld or delayed), and such consent shall be deemed to have been given if any applicable Issuing Bank or Swing Line Lender fails to respond within five (5) Business Days of the Borrower’s delivery of any Commitment Increase Notice. Following any Commitment Increase Notice, the Borrower may, in its sole discretion, but with the consent of the Senior Facility Agent, each Issuing Bank and the Swing Line Lender as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of the increased Commitments pursuant to paragraph (b) or (c) below, as applicable. Promptly and in any event within five (5) Business Days after receipt of notice from the Borrower of its desire to offer such increased Commitments to certain existing Lenders, to the additional banks or financial institutions identified therein or such additional banks or financial institutions identified by the Senior Facility Agent and approved by the Borrower, the Senior Facility Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such increased Commitments.

(b) Any Lender that accepts an offer to it by the Borrower to increase its Commitment pursuant to this Section 2.21 shall, in each case, execute a Commitment Increase Agreement, in substantially the form attached hereto as Exhibit C, with the Borrower and the Senior Facility Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed to be amended to reflect such increase. No Lender shall have any obligation whatsoever to agree to increase its Commitment. Each Commitment Increase Agreement shall be irrevocable and shall be effective upon notice thereof by the Senior Facility Agent at the same time as that of all other increasing Lenders.

(c) Any additional bank or financial institution that the Borrower selects to offer participation in the increased Commitments shall execute and deliver to the Senior Facility Agent a New Lender Agreement (a “New Lender Agreement”), in substantially the form attached hereto as Exhibit D, setting forth its Commitment, and upon the effectiveness of such New Lender Agreement, such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed amended to increase the aggregate Commitments of the Lenders by the Commitment of such New Lender, provided that the Commitment of any New Lender shall be an amount not less than $10,000,000. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Senior Facility Agent at the same time as that of all other New Lenders.

(d) The effectiveness of any Commitment Increase Agreement or New Lender Agreement shall be contingent upon receipt by the Senior Facility Agent of corporate resolutions of the Borrower in form and substance reasonably satisfactory to the Senior Facility Agent. Once a Commitment Increase Agreement or New Lender Agreement becomes effective, the Senior Facility Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.

(e) Upon and after the effective date of any increase in the Commitments pursuant to this Section 2.21 (the “Re-Allocation Date”), additional Revolving Loans shall be made pro rata based on the respective Commitments of the Lenders in effect on or after such Re-Allocation Date, and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loan, on the date of such increase based on the respective Commitments in effect prior to the Re-Allocation Date, and the making of new Loans of the same Type pro rata based on the respective Commitments in effect on and after such Re-Allocation Date.

(f) If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

Section 2.22 Extensions of Maturity Date; Removal of Lenders.

(a) Subject to the remaining terms and provisions of this Section 2.22, the Borrower may make one or more offers to each Lender to extend the Maturity Date (each an “Extension Offer” and any Loans subject to such extended Maturity Date, “Extended Loans”). In connection with the exercise of an Extension Offer, the Borrower may, by written notice to the Senior Facility Agent (a “Notice of Extension”) given not later than thirty (30) days prior to the Maturity Date, advise the Lenders that it requests an extension of the Maturity Date (such then effective Maturity Date being the “Existing Maturity Date”) by the period specified in such Notice of Extension. The Senior Facility Agent will promptly, and in any event within five

(5) Business Days of the receipt of any such Notice of Extension, notify the Lenders of the contents of each such Notice of Extension. Further, the Borrower may, by giving notice to the Senior Facility Agent and a given Defaulting Lender, elect to prepay the Loans and terminate the Commitment of a Defaulting Lender, without premium or penalty, at which time such Defaulting Lender shall no longer constitute a “Lender” hereunder.

(b) Each Notice of Extension shall (i) be irrevocable and (ii) constitute a representation and warranty by the Borrower that (A) no Event of Default or Default has occurred and is continuing, and (B) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects on and as of the date of such Notice of Extension, except to the extent any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty will be true and correct as of such earlier date; provided, that the aforementioned materiality qualifier shall not apply to the extent any representations and warranties contain a materiality qualifier within such representation and warranty.

(c) In the event a Notice of Extension is given to the Senior Facility Agent as provided in Section 2.22(a) and the Senior Facility Agent notifies a Lender of the contents thereof, such Lender shall, on or before the day that is ten (10) days following the date of Senior Facility Agent’s receipt of said Notice of Extension, advise the Senior Facility Agent in writing whether or not such Lender consents to the extension requested thereby (the “Consenting Lenders”) and if any Lender fails so to advise the Senior Facility Agent, such Lender shall be deemed to have not consented to such extension.

(d) Extended Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.22 and notwithstanding anything to the contrary set forth in Section 10.02, shall not require the consent of any Lender other than the Consenting Lenders with respect to the Extended Loans) executed by the Loan Parties, the Senior Facility Agent and the Consenting Lenders.

(e) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any existing Loans are converted to extend the related scheduled maturity date(s) in accordance with clause (a) above, in the case of the existing Loans of each Consenting Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Loans so converted by such Consenting Lender on such date, and the Extended Loans shall be established as a separate class of Loans (together with any other Extended Loans so established on such date).

(f) The Senior Facility Agent and the Lenders hereby (i) consent to the consummation of the transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any principal, interest, fees, or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Amendment) and (ii) hereby waive any requirement to obtain the consent of the Required Lenders for any Extension Amendment that is effectuated pursuant to Section 2.22(b).

(g) No conversion of Loans pursuant to any Extension Amendment in accordance with this Section 2.22 shall (i) constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement or (ii) be made if an Event of Default has occurred and is continuing.

Section 2.23 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Senior Facility Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Senior Facility Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Senior Facility Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Senior Facility Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks or Swing Line Lender hereunder; third, if so determined by the Senior Facility Agent or requested by any Issuing Bank or the Swing Line Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Senior Facility Agent; fifth, if so determined by the Senior Facility Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or unreimbursed LC Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Disbursements were made or created at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.13(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive participation fees as provided in Section 2.11(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, (A) the LC Exposure and Swing Line Exposure (if any) of such Defaulting Lender will be reallocated (effective no later than one Business Day after the Senior Facility Agent has actual knowledge that such Lender has become a Defaulting Lender) among the non-Defaulting Lenders pro rata in accordance with their respective Commitments (calculated as if the Defaulting Lender’s Commitment was reduced to zero and each non-Defaulting Lender’s Commitment had been increased proportionately); provided that the sum of such non-Defaulting Lender’s exposure may not in any event exceed the Commitment of such Lender as in effect at the time of such reallocation; and (B) for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Section 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender. Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Senior Facility Agent may, or shall at the direction of the relevant Issuing Bank and/or Swing Line Lender, demand that the Borrower, and the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swing Line Exposure of such Defaulting Lender in an amount at least equal to the aggregate amount of the unreallocated portion of the Swing Line Exposure of such Defaulting Lender, (y) second, cash collateralize the LC Exposure of the Defaulting Lender in accordance with the procedures set forth in Section 2.05(j) in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure of such Defaulting Lender or (z) make other arrangements satisfactory to the Senior Facility Agent, the Issuing Banks and the Swing Line Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower, the Senior Facility Agent, Swing Line Lender and the Issuing Banks agree in writing that any Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Senior Facility Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), the LC Exposure and the Swing Line Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Senior Facility Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.23(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Financing Documents provide support, through a guarantee or otherwise, for Permitted Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 2.24, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such part.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 2.25 LIBOR Lending Unlawful. In the event that it becomes unlawful or, by reason of a Change in Law, any Lender is unable to honor its obligation to make or maintain Eurodollar Loans, then such Lender will promptly notify the Borrower of such event (with a copy to the Senior Facility Agent) and such Lender’s obligation to make or to continue Eurodollar Loans, or to convert ABR Loans into Eurodollar Loans, as the case may be, shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans. During such period of suspension, the Loans that would otherwise be made by such Eurodollar Lender as Eurodollar Loans shall be made instead by such Lender as ABR Loans and each Eurodollar Loan made by such Lender and outstanding will automatically, on the last day of the then existing Interest Period therefor if such Loan may lawfully remain outstanding until the end of such Interest Period, and otherwise immediately, convert into an ABR Loan. At the Borrower’s request, each Lender shall use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or avoid such illegality and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Representations and Warranties

The Borrower represents and warrants to the Senior Facility Agent, each of the Lenders, and each of the Issuing Banks that:

Section 3.01 Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s limited liability company powers and have been duly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

Section 3.03 No Conflict. As of the Effective Date and on each Credit Date, the execution, delivery and performance by each Loan Party of each of the Financing Documents to which they are parties and the consummation of the transactions contemplated by the Financing Documents do not and will not (a) violate (i) any provision of any law or any Government Rule or any Governmental Approval applicable to the Loan Parties, (ii) any of the Organizational Documents of the Loan Parties, or (iii) any order, judgment or decree of any court or other agency of government binding on the Loan Parties, in the case of clauses (i) and (iii), except to the extent such violation would not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Loan Parties except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets now owned or hereafter acquired by the Loan Parties (other than any Permitted Lien); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Loan Parties, except for such approvals or consents (i) that have been obtained or are reasonably expected to be received at the time required and all such consents and approvals that have been obtained remain in full force and effect or (ii) the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

Section 3.04 Governmental Approvals. As of the Effective Date, other than receipt of any FERC or DOE approvals required in connection with the Secured Parties’ exercise of remedies under the Financing Documents, the execution, delivery and performance by Loan Parties of the Financing Documents to which they are parties and the consummation of the transactions contemplated by the Financing Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Common Security Trustee for filing and/or recordation, as of the Effective Date or (ii) immaterial registrations, consents, approvals, notices or other actions.

Section 3.05 Financial Condition; No Material Adverse Effect.

(a) The financial statements of the Borrower furnished to the Lenders pursuant to Section 4.01(f), Section 5.01(a), and Section 5.01(b) present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of Section 5.01(b).

(b) As of the Effective Date, between December 31, 2019 and the Effective Date, no Material Adverse Effect has occurred.

Section 3.06 Litigation and Environmental Matters.

(a) As of the Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) As of the Effective Date, except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any reasonable basis for any Environmental Liability.

Section 3.07 Investment Company Status. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.08 Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being Contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the Fair Market Value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the Fair Market Value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.

Section 3.10 Disclosure. As of the Effective Date, all written reports, certificates or other written information (other than the projections, budgets, forecasts, third party consultant reports, pro forma financial information, other forward-looking information and information of a general economic or industry-specific nature) concerning the Borrower and its Subsidiaries and any transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Senior Facility Agent in connection with the transactions contemplated hereby on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Effective Date, did not contain any untrue statement of a material fact as of such date or omit to state a material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith and based upon assumptions and estimates believed by the management of the Loan Parties to be reasonable and consistent with the Financing Documents at the time prepared. Whether or not such projections or forward looking statements are in fact achieved will depend upon future events, some of which are not within the control of the Loan Parties it being recognized by the Lenders and Issuing Banks that such projections and other information regarding future events are not to be viewed as fact and that actual results or developments during the period or periods covered may differ from the delivered projections and other prospective information and such differences may be material and that such projected financial information is not a guarantee of financial performance. Accordingly, actual results may vary from the projections and such variations may be material. The Loan Parties make no representation or warranty as to future conditions or performance, or as to general industry or other information derived from consultants or public or third-party sources.

Section 3.11 Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 3.11 attached hereto and Schedule 3.11 lists, for each Subsidiary of the Borrower as of the Effective Date, its full legal name, its jurisdiction of organization, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.

Section 3.12 Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulation T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulation T, U or X.

Section 3.13 No Default. No event has occurred and is continuing which constitutes a Default, except as has been waived in accordance with this Agreement.

Section 3.14 Sanctions; Anti-Corruption Laws; PATRIOT ACT. As of the Effective Date, to the extent applicable, no Loan Party nor, to the Knowledge of the Loan Parties, any of their respective directors, officers, employees, agents or Affiliates is a Sanctioned Person. As of the Effective Date, each Loan Party and, to the Knowledge of the Loan Parties, their respective directors, officers, employees, agents and Affiliates is in compliance, in all material respects, with (i) applicable Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption Laws, rules, regulations and orders promulgated or issued thereunder (collectively, “Anti-Corruption Laws”) and (iii) the Anti-Terrorism and Money Laundering Laws. No part of the proceeds of the Loans or Letters of Credit will be used, directly or, to the Knowledge of the Borrower, indirectly, (A) for the purpose of financing any activities or business of or with a Sanctioned Country or Sanctioned Person or (B) in any other manner that would result in a violation of Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, or Sanctions Laws.

Section 3.15 Properties.

(a) Title. As of the Effective Date and on each Credit Date, each of the Loan Parties has (i) good and legal title to (in the case of fee interests in real or personal property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective financial statements referred to in Section 3.05(a), except as where the failure to hold such title could not materially interfere with the Loan Parties’ use of such property, their ability to perform their obligations under the Material Project Documents or otherwise result in a Material Adverse Effect.

(b) Real Estate. As of the Effective Date, Schedule 3.15 contains a true, accurate and complete list of all Mortgaged Property.

Section 3.16 Tax Status. As of the Effective Date, each Loan Party is treated as a partnership for U.S. federal income Tax purposes or an entity disregarded for U.S. federal, state and local income Tax purposes as separate from its owner and not an association taxable as a corporation, and neither the execution or delivery of any Financing Document nor the consummation of any of the transactions contemplated thereby shall affect such status.

Section 3.17 Material Project Documents. As of the Effective Date, Schedule 3.17 contains a true, correct and complete list of all the Material Project Documents in effect on the Effective Date, and except as described thereon, all such Material Project Documents are in full force and effect, none of such Material Project Documents have been amended, modified, supplemented, transferred, Impaired or, to any Loan Party’s Knowledge, assigned, except as indicated on Schedule 3.17 as of the Effective Date or as permitted by the terms of the Financing Documents and no Defaults currently exist thereunder as of the Effective Date.

Section 3.18 Equator Principles. As of the Effective Date, the Loan Parties are in compliance in all material respects with the applicable Equator Principles.

Section 3.19 Flood Insurance. As of the Effective Date and on each Credit Date, the applicable Loan Party has obtained flood insurance for each Flood Hazard Property.

Section 3.20 Regulatory Status. None of the Common Security Trustee, nor the Senior Facility Agent, nor the Lenders, nor any Issuing Bank, solely by virtue of the execution and delivery of the Financing Documents, the consummation of the transactions contemplated thereby, or the performance of obligations thereunder, shall be or become subject to the provisions of:

(a) Section 3 of the Natural Gas Act;

(b) the Natural Gas Act as a “natural-gas company” as such term is defined in such Act;

(c) PUHCA; or

(d) as a “public utility,” an “electric public utility,” “gas utility” or a “natural gas company” pursuant to Article 4, Section 21 of the Louisiana Constitution, or Title 30 or Title 45 of the Louisiana Revised Statutes, or the orders, rules and regulations promulgated thereunder.

Section 3.21 Solvency. As of the Effective Date, the Loan Parties, on a consolidated basis, are Solvent.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied, in each case to the satisfaction of each of the Issuing Banks and each of the Lenders, unless, in each case, waived by each of the Issuing Banks and each of the Lenders in accordance with Section 10.02:

(a) The Senior Facility Agent shall have received true, correct and complete copies of the following documents, each of which shall have been duly authorized, executed and delivered by the parties thereto:

(i) this Agreement;

(ii) the Accession Agreement;

(iii) the Common Terms Agreement;

(iv) the Accounts Agreement; and

(v) the Security Agreement; and

(vi) to the extent requested by any Lender, a Promissory Note executed by the Borrower in favor of such Lender.

(b) The Senior Facility Agent shall have received a customary written opinion (addressed to the Senior Facility Agent, the Common Security Trustee, the Accounts Bank, the Issuing Banks, and the Lenders and dated the Effective Date) of Latham & Watkins LLP, counsel for the Borrower and covering such matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Senior Facility Agent shall have received, in respect of each Loan Party, (i) each Organizational Document certified as of the Effective Date or a recent date prior thereto by the appropriate Governmental Authority or, with respect to its limited liability company agreement, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Loan Party; (iii) resolutions of the board of directors or similar governing body of such Loan Party, in each case, authorizing the execution, delivery and performance of this Agreement and the other Financing Documents to which such Loan Party is, or shall become, a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation dated the Effective Date or a recent date prior thereto.

(d) Each Lender shall have received, or had access to, at least three (3) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” rules and regulations, including the Patriot Act, to the extent reasonably requested by such Lender in writing to the Borrower at least seven

(7) Business Days prior to the Effective Date. If Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, a Beneficial Ownership Certification for Borrower shall have been delivered at least 1 Business Day prior to the Effective Date.

(e) The Senior Facility Agent shall have received the results of recent Lien, judgment and litigation searches in each jurisdiction where a Loan Party is organized and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens and Liens discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to Senior Facility Agent.

(f) The Senior Facility Agent shall have received certified copies of the most recent quarterly unaudited and annual audited financial statements of the Borrower.

(g) The Senior Facility Agent shall have received for its own account, or for the account of the relevant Lender entitled thereto (i) all fees required to be paid on or prior to the Effective Date and (ii) expenses and other amounts due and payable on or prior to the Effective Date (including reasonable and documented fees and expenses of a single transactional legal counsel for the Senior Facility Agent and the Lenders), to the extent invoiced at least three (3) Business Days prior to the Effective Date.

(h) Each of the representations and warranties in Article III is true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Effective Date.

(i) The Senior Facility Agent shall have received satisfactory evidence of the completion of all other actions, recordings and filings of or with respect to the Security Documents that the Senior Facility Agent may deem necessary or reasonably desirable in order to perfect the first priority Liens (subject only to Permitted Liens) created thereunder, including the delivery of the original certificates representing all Equity Interests in the Loan Parties to the Common Security Trustee and the filing of UCC-l financing statements.

(j) As of the Effective Date, no Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions.

(k) The Senior Facility Agent, each Lender and each Issuing Bank shall have received the following flood insurance documentation from the Borrower:

(i) a completed Flood Certificate with respect to the Mortgaged Property, which Flood Certificate will (A) be addressed to the Senior Facility Agent, (B) provide for “life of loan” monitoring and (C) otherwise comply with Flood Program; and

(ii) if the Flood Certificate states that the anticipated Mortgaged Property will be located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Senior Facility Agent and any Lender requesting the same: (A) as to the existence of such Mortgaged Property; and (B) as to whether the community in which such Mortgaged Property will be located is participating in the Flood Program.

(l) The Senior Facility Agent and each Lender shall have received a payoff letter, dated as of the Effective Date, by and among the parties to the Existing Working Capital Agreement, pursuant to which the Borrower shall have the right to repay the obligations outstanding under the Existing Credit Agreement on the Effective Date.

Without limiting the generalities of Section 10.02, for purposes of determining compliance with this Section 4.01, each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Senior Facility Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue or extend any Letter of Credit (or extend the maturity thereof (other than any automatic extension thereunder) or to amend the terms thereof), is subject to the satisfaction of the following conditions, in each case to the satisfaction of the Required Lenders and, in the case of Letters of Credit and Swing Line Loans, the applicable Issuing Bank and the Swing Line Lender, respectively, unless, in each case, waived by the Required Lenders, the applicable Issuing Bank, and the Swing Line Lender, as applicable:

(a) The Senior Facility Agent shall have received a duly executed Borrowing Request or issuance request, as required by and in accordance with, and meeting the requirements of, Section 2.03 or Section 2.04(b), as applicable.

(b) Each of the representations and warranties in Article III is true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, extension or amendment of such Letter of Credit, as applicable (except for those representations and warranties stated to relate to an earlier date in which case such representation and warranty will be true and correct on and as of such earlier date and except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects).

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, extension or amendment of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, extension, or amendment of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Obligations have been paid in full, the Commitments have expired or been terminated, and all Letters of Credit have expired or been terminated (or arrangements with respect to each outstanding Letter of Credit have been made that are satisfactory to the Issuing Bank that issued such Letter of Credit), each of the Loan Parties covenants and agrees with the Issuing Banks and the Lenders that:

Section 5.01 Financial Statements and Other Information.

(a) Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending March 31, 2020, the Borrower shall furnish or cause to be furnished to the Senior Facility Agent the consolidated unaudited balance sheets of Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, in each case, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail, together with a Financial Officer Certification.

(b) Within one hundred and twenty (120) days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2020, the Borrower shall furnish or cause to be furnished to the Senior Facility Agent (i) a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail, together with a Financial Officer Certification; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountants of recognized national standing (which report and/or the accompanying financial statements shall be unqualified as to scope of audit or any going concern (other than (x) resulting from the impending maturity of any Indebtedness or (y) resulting from any actual or prospective breach of any financial covenant contained relating to any Obligations)).

(c) The Borrower shall furnish or cause to be furnished such other information and data with respect to the Borrower or any of its Restricted Subsidiaries as from time to time may be reasonably requested by Senior Facility Agent (including any Lender or any Issuing Bank, through the Senior Facility Agent).

(d) Delivery of such reports, information and documents to the Senior Facility Agent in accordance with clause (a) above is for informational purposes only and the Senior Facility Agent’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Senior Facility Agent is entitled to rely exclusively on certificates delivered by an Authorized Officer of the Borrower).

Section 5.02 Compliance Certificate; Notice of Default or Event of Default.

(a) Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Section 5.01(a) (commencing with the Fiscal Quarter ending on March 31, 2020) and Section 5.01(b), a duly executed and completed Compliance Certificate, certified as complete and correct by an Authorized Officer of Borrower as part of the Compliance Certificate delivered in connection with such financial statements.

(b) The Borrower will deliver to the Senior Facility Agent, forthwith upon any officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.

Section 5.03 Notices Regarding Material Project Documents. The Borrower will deliver to the Senior Facility Agent: (i) promptly upon delivery by any Loan Party to another Material Project Party pursuant to a Material Project Document, copies of all written notices or other documents delivered to such Material Project Party, in each case, to the extent the information contained in such notices or documents could reasonably be expected to have a Material Adverse Effect and (ii) promptly upon such documents becoming available to the Borrower, copies of all written notices or other documents received by a Loan Party pursuant to any Material Project Document (including any notice of force majeure), in each case, to the extent the information contained in such notices or documents could reasonably be expected to have a Material Adverse Effect.

Section 5.04 Existence. Subject to the rights of the Borrower under Section 6.03, the Borrower shall do all things necessary to maintain: (a) its corporate, limited liability company or partnership, as applicable, existence in its jurisdiction of organization; provided, that the foregoing shall not prohibit conversion into another form of entity or continuation in another jurisdiction and (b) the power and authority (corporate and otherwise) necessary under the applicable law to own its properties and to carry on the business of the Project.

Section 5.05 Compliance with Law. Each of the Borrower and its Restricted Subsidiaries shall (a) comply with all applicable laws, rules, regulations and orders of Governmental Authorities (including Environmental Law, health and safety and port Laws), except where such failure to comply could not reasonably be expected to have a Material Adverse Effect and (b) notify the Senior Facility Agent promptly following the initiation of any proceedings or disputes with any Governmental Authority or other parties, which could reasonably be expected to have a Material Adverse Effect, relating to compliance or noncompliance with any such Law, rule, regulation or order.

Section 5.06 Event of Loss.

(a) After any Event of Loss, the Borrower may apply the Net Loss Proceeds from the Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Project, with no obligation to repay any Loans or other Senior Debt, provided, that with respect to any Event of Loss that results in Net Loss Proceeds equal to or greater than $100,000,000:

(i) the Borrower delivers to the Senior Facility Agent within 120 days of such Event of Loss a written opinion from a reputable contractor that the Project can be rebuilt, repaired, replaced or constructed and operating within 540 days following such Event of Loss; and

(ii) the Borrower delivers to the Senior Facility Agent within 120 days of such Event of Loss a certificate from an Authorized Officer of the Borrower certifying that the applicable entity has available from Net Loss Proceeds, cash on hand, binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under Section 6.01 to complete the rebuilding, repair, replacement or construction described in clause (i) above and to pay debt service on its Indebtedness during the repair or restoration period.

(b) If the Senior Facility Agent, on behalf of the Lenders, receives any excess Net Loss Proceeds applied to the prepayment of Secured Debt and other Obligations as provided in the Common Terms Agreement and this Agreement does not require the Borrower to make a mandatory prepayment pursuant to Section 2.11(b) and this Section 5.06, the Borrower shall instruct the Senior Facility Agent to deposit such proceeds in the Construction Account, the Revenue Account or the Operating Account, as applicable, and the Senior Facility Agent shall be required to make such deposit.

Section 5.07 Insurance. Each of the Borrower and its Restricted Subsidiaries will keep the Project property of an insurable nature and of a character usually insured, insured with financially sound insurers in such form and amounts as is necessary to insure the maximum probable loss for the Project. The Borrower will cause with limited exceptions, each insurance policy to name the Common Security Trustee on behalf of the Secured Parties and the Secured Parties as loss payees as their interest may appear.

Section 5.08 Project Construction; Maintenance of Properties. The Borrower will use its commercially reasonable efforts to perform, or cause to be performed, all work and services required or appropriate in connection with the design, engineering, construction, testing and operations of the Project.

Section 5.09 Taxes. Each of the Borrower and its Restricted Subsidiaries shall (a) file or cause to be filed all Tax returns required to be filed by it, and (b) pay and discharge, before the same shall become delinquent, after giving effect to any applicable extensions, all Taxes imposed on it or its property (including interest and penalties) unless such Taxes are being contested in good faith and by appropriate proceedings, appropriate reserves are maintained with respect thereto and such proceedings, if adversely determined, could not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Use of Proceeds. The Borrower and its Restricted Subsidiaries shall apply the proceeds of the Loans for (i) the refinancing of the Existing Working Capital Facility Agreement, (ii) fees and expenses related to this Agreement (iii) gas purchase obligations of the Borrower and/or its Subsidiaries and (iv) the general corporate purposes of the Borrower and/or its Subsidiaries, included but not limited to payment of Operation and Maintenance Expenses.

Section 5.11 Maintenance of Liens.

(a) The Borrower will grant a security interest to the Common Security Trustee in the Borrower’s interest in all Collateral and shall take, or cause to be taken, all action reasonably required by the Common Security Trustee to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens.

(b) The Borrower will from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Common Security Trustee for such purposes.

(c) The Borrower will preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens.

(d) The Borrower will promptly discharge at the Borrower’s cost and expense, any Lien (other than Permitted Liens) on the Collateral.

Section 5.12 Separateness. The Borrower shall comply at all times with the separateness provisions in Section 6 of the Common Terms Agreement.

Section 5.13 Access. Each of the Borrower and its Restricted Subsidiaries shall grant the Common Security Trustee or its designee from time to time, including during the pendency of a Default or an Event of Default, upon reasonable prior written notice but no more than twice per calendar year (unless an Default or Event of Default has occurred and is continuing) reasonable access to all of its books and records and the physical facilities of the Project, provided that all such inspections are conducted during normal business hours in a manner that does not disrupt the operation of the Project. So long as a Default or any Event of Default has occurred and is continuing, the reasonable fees and documented expenses of such persons shall be for the account of the Borrower.

Section 5.14 Sanctions; Anti-Corruption Laws.

(a) The Loan Parties and all other Persons under their Control shall comply in all material respects with Anti-Terrorism and Money Laundering Laws and Sanctions Laws.

(b) The Loan Parties will not, and will procure that their Affiliates, directors and officers do not, directly or, to the Loan Parties’ Knowledge, indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, Joint Venture partner or other Person.

(i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws or Sanctions Laws, to the extent applicable;

(ii) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of Sanctions; or

(iii) in any other manner that would result in a violation of any Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws, or Sanctions, by any Person (including any Person participating in the Loans, whether as Lender, the Senior Facility Agent, the Common Security Trustee or otherwise).

Section 5.15 Subsidiaries. In the event that any Person becomes a Subsidiary of the Borrower (other than any Unrestricted Subsidiary) after the Effective Date, (a) such Subsidiary shall be deemed a Restricted Subsidiary and (b) the Borrower shall promptly cause such Restricted Subsidiary to become a guarantor hereunder and a “Grantor” under the Security Agreement by executing and delivering to the Senior Facility Agent and the Common Security Trustee (i) a joinder to this Agreement in the form attached hereto as Exhibit H and (ii) a joinder to the Security Agreement, the Accounts Agreement and the Commons Terms Agreement in the form attached to the Common Terms Agreement as Exhibit B. The Borrower shall take, or shall cause such Restricted Subsidiary to take, all of the actions necessary to grant and to perfect a first priority Lien (subject to Permitted Liens) in favor of the Common Security Trustee, for the benefit of the Secured Parties, under the Security Agreement in 100% of the Equity Interests of such Restricted Subsidiary to the extent such Equity Interests are required to be so pledged by the Security Agreement. With respect to each such Restricted Subsidiary, the Borrower shall as soon as practicable and in any event no later than ten (10) Business Days after such Person becomes a Subsidiary send to the Senior Facility Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower and (ii) all of the data required to be set forth in Schedule 3.11 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 3.11 for all purposes hereof.

Section 5.16 Further Assurances. The Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(a) as are reasonably requested by the Common Security Trustee for filing under the provisions of the UCC or any other Government Rule that are necessary or reasonably advisable to maintain in favor of the Common Security Trustee, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with all applicable Government Rules for the purposes of perfecting the first priority Lien (subject to Permitted Liens) created, or purported to be created, in favor of the Common Security Trustee or the Secured Parties under this Agreement or any other Financing Documents;

(b) as are reasonably requested by the Common Security Trustee for the purposes of ensuring the validity, enforceability and legality of this Agreement or any other Financing Document and the rights of the Secured Parties hereunder or thereunder;

(c) as are reasonably requested by the Common Security Trustee for the purposes of enabling or facilitating the proper exercise of the rights and powers granted to the Secured Parties under this Agreement or any other Financing Document; or

(d) as are reasonably requested by the Common Security Trustee to carry out the intent of, and transactions contemplated by, this Agreement and the other Financing Documents.

ARTICLE VI

Negative Covenants

Until the Obligations have been paid in full, the Commitments have expired or been terminated, and all Letters of Credit have expired or been terminated (or arrangements with respect to each outstanding Letter of Credit have been made that are satisfactory to the Issuing Bank that issued such Letter of Credit), each of the Loan Parties covenants and agrees with the Issuing Banks and the Lenders that:

Section 6.01 Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, permit, suffer to exist or otherwise be or become liable with respect to, contingently or otherwise (collectively, “incur”), any Indebtedness and the Borrower will not permit any of its Restricted Subsidiaries to issue preferred stock; provided, however, that the Borrower and any Restricted Subsidiary may incur Indebtedness or directly or indirectly create or incur or otherwise be or become liable with respect to any Guarantee if any of the following conditions are satisfied:

(a) with respect to an incurrence of Indebtedness that is (1) Expansion Debt or (2) Permitted Refinancing Indebtedness of the Borrower or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that would have been permitted to be incurred pursuant to clauses (a), (b) or (c) of this Section 6.01, the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower certifying that (A) with respect to the incurrence of Expansion Debt, no Default or Event of Default has occurred and is continuing and (B) the amount of all Senior Debt (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of this Section 6.01, and all Indebtedness or Guarantees that would have been permitted to be incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of this Section 6.01) outstanding after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Applicable Facility LNG Sale and Purchase Agreements such that the Projected Debt Service Coverage Ratio after the last Guaranteed Substantial Completion Date with respect to any Trains then in construction (or if the In-Service Date has occurred with respect to Train 6, the date of incurrence of the Indebtedness) through the terms of such Applicable Facility LNG Sale and Purchase Agreements, would be at least 1.5 to 1.0; provided that the Projected Debt Service Coverage Ratio shall be calculated (x) solely with respect to Contracted Cash Flow; and (y) using an interest rate equal to the weighted average interest rate of all such Senior Debt outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom; or

(b) (1) the Indebtedness to be incurred has received at least two Investment Grade Ratings and (2) the Borrower shall have received (A) letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the Senior Notes, the Borrower shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated incurrence, and that, if the contemplated incurrence is consummated, such Acceptable Rating Agency would reaffirm the Investment Grade Issue Rating of the Senior Notes as of the date of such incurrence and (B) letters from all other Acceptable Rating Agencies then rating the Senior Notes, if any, to the effect that the Acceptable Rating Agency has considered the contemplated incurrence, and that, if the contemplated incurrence is consummated, such Acceptable Rating Agency would reaffirm its then current rating of the Senior Notes as of the date of such incurrence; or

(c) the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower certifying that the amount of all Senior Debt (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 6.01, and all Indebtedness or Guarantees that would have been permitted to be incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 6.01) outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom (A) would have resulted in a Debt Service Coverage Ratio of at least 1.5 to 1.0 for the most recently ended four fiscal quarters and (B) is capable of being amortized to a zero balance by the termination date of the last to terminate of the Applicable Facility LNG Sale and Purchase Agreements such that after the last Guaranteed Substantial Completion Date with respect to any Trains then in construction (or if the In-Service Date has occurred with respect to Train 6, the date of incurrence of the Indebtedness) through the terms of such Applicable Facility LNG Sale and Purchase Agreements, the Projected Debt Service Coverage Ratio would be at least 1.5 to 1.0 for each fiscal year during such period; provided that each of the Debt Service Coverage Ratio and the Projected Debt Service Coverage Ratio shall be calculated (x) solely with respect to Contracted Cash Flow; and (y) using an interest rate equal to the weighted average interest rate of all such Senior Debt outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom;

and the Borrower and any Restricted Subsidiary may incur any of the following items of Indebtedness:

(d) Working Capital Debt of the Borrower or a Restricted Subsidiary in an amount not to exceed the sum of (i) $200,000,000 and (ii) an amount required to be expended to purchase Gas to comply with the obligations of the Borrower under the Facility LNG Sale and Purchase Agreements;

(e) purchase money Indebtedness or Capital Lease Obligations of the Borrower or a Restricted Subsidiary of the Borrower to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment; provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $100,000,000 in the aggregate;

(f) other unsecured Indebtedness for borrowed money subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Lenders; provided, that such instrument shall include that: (i) the maturity of such subordinated debt shall be no shorter than the maturity of the latest maturing tranche of Secured Debt; (ii) such subordinated debt shall not be amortized; (iii) no interest payments shall be made under such subordinated debt except from monies held in the Distribution Account and that are permitted to be distributed pursuant to the Accounts Agreement; and (iv) such subordinated debt shall not impose covenants on the Borrower;

(g) trade or other similar Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower incurred in the ordinary course of business, which is (i) not more than 90 days past due, or (ii) being contested in good faith and by appropriate proceedings;

(h) contingent liabilities of the Borrower or a Restricted Subsidiary of the Borrower incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(i) any obligations of the Borrower or a Restricted Subsidiary of the Borrower under any Permitted Hedging Agreements;

(j) to the extent constituting Indebtedness, Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(k) to the extent constituting Indebtedness, obligations of the Borrower or a Restricted Subsidiary of the Borrower in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay or take-or-deliver obligations contained in supply agreements, cash deposits incurred in connection with natural gas purchases and similar obligations incurred in the ordinary course of business;

(l) Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(m) Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(n) Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower in an amount not to exceed $250,000,000 to finance the restoration of the Project following an Event of Loss;

(o) Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(p) the Guarantee by the Borrower or any of the Restricted Subsidiaries of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower to the extent that the guaranteed Indebtedness was permitted to be incurred by another clause of this Section 6.01; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Senior Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(q) the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that:

(i) if the Borrower or any Restricted Subsidiary is the obligor on such Indebtedness and the payee is not the Borrower or a Restricted Subsidiary, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Loans and Letters of Credit, in the case of the Borrower, or the Guarantee, in the case of a Restricted Subsidiary; and

(ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (q);

(r) Indebtedness existing under the Indentures in an amount not to exceed the amount of Indebtedness outstanding under the Indentures as of the date of the Effective Date; and

(s) the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (s), not to exceed $250,000,000.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness pursuant to clauses (a) through (s) of this Section 6.01, the Borrower will be permitted to classify or divide such item of Indebtedness on the date of its incurrence, or later reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.01. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Debt Service of the Borrower as accrued. Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this Section 6.01 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the least of:

(A) the Fair Market Value of such asset at the date of determination;

(B) the amount of the Indebtedness of the other Person; and

(C) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Section 6.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, assume, incur, permit or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, except for the Permitted Liens.

Section 6.03 Fundamental Changes.

(a) Neither the Borrower nor any Restricted Subsidiary will merge or consolidate with or into any other Person, or sell, transfer or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i) any Person may merge or consolidate with or into (i) the Borrower, provided that the Borrower shall be the surviving Person or (ii) any one or more Restricted Subsidiaries of the Borrower, provided that a Restricted Subsidiary shall be the surviving Person;

(ii) any Restricted Subsidiary may sell, transfer or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets to the Borrower or to another Restricted Subsidiary;

(iii) any Restricted Subsidiary may sell, transfer or otherwise Dispose of assets or merge or consolidate with or into another Person, in each case, which transaction is not otherwise permitted by any other clause of this Section, provided that the aggregate book value of all assets sold, transferred or otherwise Disposed of in reliance upon this clause (c) in any fiscal year shall not exceed 10% of Consolidated Total Assets as reflected in the Borrower’s audited consolidated balance sheet delivered for the most recently ended fiscal year; and

(iv) the Borrower or any Restricted Subsidiary may sell, transfer or otherwise Dispose of any assets related to its ammonia business.

(b) Neither the Borrower nor any Restricted Subsidiary shall dissolve, liquidate, or take any action to amend or modify its Organizational Documents where such amendment would be adverse in any material respect to the Lenders and Issuing Banks.

Section 6.04 Asset Sales.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale equal to the greater of (A) the Fair Market Value of the assets or Equity Interests issued or sold or otherwise Disposed of and (B) an amount equal to the invested cost of the assets sold or otherwise Disposed of, less depreciation; and

(ii) at least 90% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents or replacement assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Borrower’s or such Restricted Subsidiary’s most recent consolidated balance sheet (or as would be shown on the Borrower’s consolidated balance sheet as of the date of such Asset Sale) (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Debt or any Guarantee of the Senior Debt) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases the Borrower or such Restricted Subsidiary from further liability therefor; and

(B) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion.

(b) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Borrower (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Cash Proceeds:

(i) to repay Senior Debt in accordance this Agreement; or

(ii) to make any capital expenditure or to purchase replacement assets (or enter into a binding agreement to make such Capital Expenditure or to purchase such replacement assets); provided that (A) such capital expenditure or purchase is consummated within the later of (i) 360 days after the receipt of the Net Cash Proceeds from the related Asset Sale and (ii) 180 days after the date of such binding agreement and (B) if such capital expenditure or purchase is not consummated within the period set forth in subclause (A), the amount not so applied will be deemed to be Excess Proceeds.

(c) Pending the final application of any Net Cash Proceeds, the Borrower may repay Revolving Loans or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Agreement and the Indentures.

(d) Notwithstanding the foregoing, the sale, conveyance or other Disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of Section 6.03 and not by the provisions of this Section 6.04.

Section 6.05 Project Documents and Fundamental Government Approvals.

(a) Each of the Borrower and its Restricted Subsidiaries shall comply in all material respects with its payment and other material obligations under the Material Project Documents and Fundamental Government Approvals, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and the Restricted Subsidiaries shall notify the Senior Facility Agent (i) when entering into or terminating any Material Project Documents and provide a copy of any such contract to the Senior Facility Agent in the form delivered to the 4(a)(2) Indenture Trustee and the 144A Indenture Trustee under the Indentures and (ii) promptly upon obtaining Knowledge thereof, of any Material Adverse Effect in the status of any Fundamental Government Approval.

(c) Each of the Borrower and its Restricted Subsidiaries shall not agree to any material amendment or termination of any Material Project Document to which it is or becomes a party unless (i) a copy of such amendment or termination in the form delivered to the 4(a)(2) Indenture Trustee and the 144A Indenture Trustee under the Indentures has been delivered to the Senior Facility Agent at least 5 days in advance of the effective date thereof along with a certificate of an Authorized Officer of the Borrower certifying that the proposed amendment or termination could not reasonably be expected to have a Material Adverse Effect or (ii) the Borrower has obtained the consent of the Required Lenders to such amendment or termination.

Section 6.06 Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or agree to make, directly or indirectly, any Restricted Payments unless on the Restricted Payment Date each of the following conditions has been satisfied:

(a) no Default under Section 7.01(a) or any other Event of Default has occurred and is continuing as of the Restricted Payment Date or would occur as a result of the Restricted Payment;

(b) on and as of the applicable Calculation Date with respect to such Restricted Payment Date, (i) the Debt Service Coverage Ratio for the Calculation Period ended on the applicable Calculation Date is at least 1.25 to 1.0, and (ii) the Projected Debt Service Coverage Ratio commencing on the first day after such Calculation Date is at least 1.25 to 1.0 for the upcoming twelve month period, provided that the Borrower may, at its option, exclude any Debt Service that (x) was pre-funded by the incurrence of Indebtedness, one of the use of proceeds of which was expressly for this purpose or (y) will be funded as part of scheduled draws pursuant to the express terms of Indebtedness to be incurred during such upcoming twelve month period; and provided, further that, if the Borrower shall have excluded each month in the relevant Calculation Period from the calculation of the Debt Service Coverage Ratio pursuant to the definition of Debt Service Coverage Ratio due to a Force Majeure Event, only subclause (ii) of this clause (b) shall apply;

(c) the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower (i) to the effect that all conditions for a Restricted Payment on the Restricted Payment Date have been satisfied, and (ii) setting forth in reasonable detail the calculations for computing each of the Debt Service Coverage Ratio (including, if applicable, identifying any months in which the Cash Flow Available for Debt Service and the aggregate amount required to service the Borrower’s Debt Service has been excluded in respect of a Force Majeure Event) and the Projected Debt Service Coverage Ratio for the relevant periods and stating that such calculations were prepared in good faith and were based on reasonable assumptions; and

(d) if the Borrower has been subject to a Force Majeure Event for greater than twelve consecutive months and has relied on the second proviso in the definition of Debt Service Coverage Ratio to make Restricted Payments during such twelve-month period, at least three consecutive months shall have elapsed without any Force Majeure Event before the Borrower may make Restricted Payments.

Subject to the Accounts Agreement, the Borrower may make Restricted Payments not more frequently than once per calendar month.

Notwithstanding anything to the contrary above and provided that no Default under Section 7.01(a) or any other Event of Default has occurred and is continuing as of the applicable Restricted Payment Date or would occur as a result of the Restricted Payment, the Borrower may make a Restricted Payment to the Pledgor or Sponsor to make the payment described in clause (b) of Permitted Payments to Sponsor; provided, however, that the amount so distributed for the relevant taxable year shall not exceed the net taxable income of the Borrower and its Subsidiaries multiplied by the maximum combined income tax rate applicable to an individual or corporation residing in any jurisdiction within the United States.

Section 6.07 Debt Service Coverage Ratio.

(a) The Borrower shall not permit the Debt Service Coverage Ratio as of the end of any fiscal quarter from and following the Initial Quarterly Payment Date to be less than 1.15 to 1.00. Not later than twenty (20) Business Days (as extended by the Senior Facility Agent, in its reasonable discretion) following the last day of each fiscal quarter following the Initial Quarterly Payment Date, the Borrower shall calculate and deliver to the Senior Facility Agent its calculation of the Debt Service Coverage Ratio. The Senior Facility Agent shall notify the Borrower in writing of any reasonable corrections which should be made to such Debt Service Coverage Ratio calculations, within ten (10) Business Days of receipt. The Borrower shall incorporate all such reasonable corrections, changes or adjustments consistent with the terms of this Agreement.

(b)

(i) Notwithstanding anything to the contrary contained in Section 6.07(a), if Borrower fails to comply with Section 6.07(a), then until the 10th Business Day after delivery of the calculations specified in Section 6.07(a), Borrower shall have the right to receive cash equity contributions (directly or indirectly) from one or more of its parent companies in an aggregate amount equal to the amount that, if added to Cash Flows for the relevant period, would have been sufficient to cause compliance with Section 6.07(a) for such measurement period (an “Equity Cure”).

(ii) Borrower shall give the Senior Facility Agent written notice (the “Cure Notice”) of an Equity Cure on or before the day the Equity Cure is consummated. Borrower shall not be entitled to exercise the Equity Cure more than two times within any consecutive four fiscal quarters or more than five times in total.

(iii) Upon the delivery by Borrower of a Cure Notice, no Default or Event of Default shall be deemed to exist pursuant to Section 6.07(a) (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred). If the Equity Cure is not consummated within ten (10) Business Days after delivery of the calculations specified in Section 6.07(a), each such Default or Event of Default shall be deemed reinstated.

(iv) The cash amount received by Borrower pursuant to exercise of the right to make an Equity Cure shall be added to Cash Flows for the last quarter of the immediately preceding measurement period solely for purposes of recalculating compliance with Section 6.07(a) for such measurement period and of calculating the Debt Service Coverage Ratio as of the end of the next three following measurement periods; except as set forth in this Section 6.07(b) and the definition of “Cash Flows”, the Equity Cure may not be used in any other calculation for purposes of any provision under this Agreement, including Section 6.06(b). For the avoidance of doubt, an Equity Cure shall be deemed to be made on the last Business Day of the relevant measurement period even if such Equity Cure is made after such date.

Section 6.08 Transactions with Affiliates.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including Guarantees and assumptions of obligations of an Affiliate) (each, an “Affiliate Transaction”) involving aggregate payments or consideration with respect to a single transaction or a series of related transactions, in excess of $25,000,000, except:

(i) to the extent required by applicable law;

(ii) to the extent required or contemplated by the Material Project Documents or any other Project Document in existence on the Effective Date;

(iii) upon terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate, or, if no comparable arm’s-length transaction with a Person that is not an Affiliate is available, then on terms that are determined by the board of directors of the Borrower to be fair in light of all factors considered by said board of directors to be pertinent to the Borrower;

(iv) for any Project processing, facilities sharing, use or similar agreement with an Affiliate of the Borrower; provided, if applicable for the recovery by the Borrower, that the terms of such agreement provide for the recovery of at least the incremental Operation and Maintenance Expenses associated with operations pursuant to such agreement and the Borrower has entered into the required Security Documents; and

(v) Subordinated Indebtedness between or among the Borrower, any of its Restricted Subsidiaries and/or any of their Affiliates.

Prior to entering into any agreement with an Affiliate involving aggregate consideration in excess of $50,000,000, the Borrower shall deliver to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower as to the satisfaction of the applicable condition set forth in clauses (ii), (iii), (iv) and (v) of this Section 6.08(a).

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.08(a):

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii) transactions between or among the Borrower and/or its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Borrower;

(v) any issuance of Equity Interests (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower;

(vi) any (A) Permitted Investments or (B) Restricted Payments that do not violate Section 6.06;

(vii) Permitted Payments to Sponsor;

(viii) any contracts, agreements or understandings existing as of the Effective Date or disclosed in the offering memorandum, and any amendments to or replacements of such contracts, agreements or understandings so long as any such amendment or replacement is not more disadvantageous to the Borrower or to the Lenders in any material respect than the original agreement as in effect on the Effective Date; and

(ix) subject to Section 6.01(a), any assignment, novation or transfer of any Train Five LNG Sales Agreement, any Train Six LNG Sales Agreement or the CMI LNG Sale and Purchase Agreement by the Borrower to an Affiliate of the Borrower and any related agreements.

Section 6.09 Business Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business or activities other than the Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries, taken as a whole.

Section 6.10 Investments. No Loan Party shall make any Investment in any Person, except:

(a) any Permitted Investments; and

(b) (i) Investments made after the Closing Date in any Loan Party, (ii) Investments in any Unrestricted Subsidiary not to exceed $100,000,000 plus any amounts that are available to be distributed by Borrower pursuant to Section 6.06.

Section 6.11 Accounts. No Loan Party shall open or have any deposit accounts or securities accounts (each as defined in the UCC) other than (a) the Accounts, (b) Excluded Unsecured Accounts, and (c) any other deposit accounts or securities accounts; provided that within thirty (30) days of opening any such account in the foregoing clause (c), the applicable Loan Party shall deliver a Control Agreement to the Common Security Trustee.

ARTICLE VII

Events of Default

Section 7.01 Events of Defaults. If any of the following events (each, an “Event of Default”) shall occur:

(a) failure by any Loan Party (i) to pay when due any principal of any Loans unless (x) such default is caused by an administrative or technical error and (y) payment is made within three (3) Business Days of its due date, (ii) to pay when due any interest on the Loans or any fee or any other amount payable by it under this Agreement or any other Obligation and such default continues unremedied for a period of three (3) Business Days after the occurrence of such default, or (iii) to pay when due any cash collateralization of a Letter of Credit as required pursuant to Section 2.5(j) or Section 2.5(k);

(b) any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Financing Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made, unless, if such misstatement (and the effect thereof) is capable of being cured, such Loan Party cures such misstatement (and any effect thereof) within 30 days of such Loan Party obtaining Knowledge thereof (or if such incorrect representation or warranty is not susceptible to cure within 30 days, and such Loan Party is proceeding with diligence and in good faith to cure such default, and such default is susceptible to cure, such 30 day period shall be extended as may be necessary to cure such default, such extended period not to exceed 60 days in the aggregate (inclusive of the original 30 day period));

(c) default with respect to any Indebtedness of any Loan Party that is in excess of $500,000,000 in the aggregate and continued beyond any applicable grace period, the effect of which has been to cause the entire amount of such Indebtedness under this clause (c) to become due (whether by redemption, purchase, offer to purchase or otherwise) and such Indebtedness under this clause (c) remains unpaid or the acceleration of its stated maturity unrescinded;

(d) failure by any Loan Party to comply with its obligations described under Section 6.03 or to prepay the Loans when required pursuant to Section 2.11(a), 2.11(b) or 2.11(c);

(e) failure by any Loan Party for 30 days to comply with the provisions of Section 6.01, 6.02 or 6.05;

(f) any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Financing Documents other than any such term referred to in any other clause of this Section 7.01, and such default shall not have been remedied, cured or waived within thirty (30) days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by Borrower of notice from the Senior Facility Agent or any Lender of such default; provided, that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended to a total period of sixty (60) days so long as (A) such Default is subject to cure, (B) Borrower or such Loan Party, as applicable, is diligently pursuing a cure and (C) such additional cure period could not reasonably be expected to result in a Material Adverse Effect;

(g) a Bankruptcy shall occur with respect to any party to one or more Default LNG Sale and Purchase Agreements (other than the Borrower) (and such party has failed to meet its Contractual Obligations under the applicable Facility LNG Sale and Purchase Agreement for 180 consecutive days), unless:

(i) (A) the Borrower notifies the Common Security Trustee that it intends to enter into a replacement Facility LNG Sale and Purchase Agreement in lieu of the Facility LNG Sale and Purchase Agreement to which any of the affected Persons is party, (B) the Borrower diligently pursues such replacement, (C) the applicable Facility LNG Sale and Purchase Agreement is replaced not later than 180 days following the expiration of such 180 consecutive day period, (D) such replacement Facility LNG Sale and Purchase Agreement is on terms and conditions, taken as a whole, not materially less favorable to the Borrower than then existing least favorable FOB Sale and Purchase Agreement, and (E) the counterparty to any such replacement Facility LNG Sale and Purchase Agreement (x) has an Investment Grade Rating from at least two Acceptable Rating Agencies, or provides a guarantee from an Affiliate that has at least two of such ratings or (y) has a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an Affiliate of such counterparty who is providing a guarantee has a tangible net worth in excess of $15,000,000,000; provided that, clauses (D) and (E) shall not apply if such replacement Facility LNG Sale and Purchase Agreement is reasonably acceptable to the Required Lenders and the Holders of greater than 50% in aggregate principal amount of the then outstanding Senior Notes; or

(ii) the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower and the certification set forth therein is confirmed by the Independent Engineer, certifying that (A) the present value of (x) the projected cash flows to be received by the Borrower pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (y) the projected expenses that could reasonably be expected to be incurred by the Borrower throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (B) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt and excluding all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 6.01) outstanding; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (B) and the discount period shall commence on the date such Bankruptcy occurs (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to Train 6 and the Train 6 In-Service Date has not occurred as of such date, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Train 6 Guaranteed Substantial Completion Date);

(h) any event that would constitute an “Event of Default” under Section 9.7 of the Common Terms Agreement shall occur with respect to the Borrower or a Restricted Subsidiary; provided that, no Event of Default shall occur under this Section 7.01(h) in respect of any one or more Restricted Subsidiaries (i) together holding assets not exceeding 10.0% of the Consolidated Total Assets and (ii) the relief sought with respect to any or all such Restricted Subsidiaries would not materially and adversely affect the Borrower’s ability to repay its Obligations under this Agreement;

(i) (i) any Default Contract or the Consent related to such Default Contract shall at any time for any reason terminate (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) or (ii) any other Material Project Document or the Consent related to such Material Project Document shall terminate (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) and any such event under this clause (ii) could reasonably be expected to result in a Material Adverse Effect; provided, however, that no Event of Default shall have occurred pursuant to this clause (i) if, in the case of the occurrence of any of the events set forth in clause (i) or (ii) above with respect to any Material Project Document or related Consent:

(A) (v) the Borrower notifies the Common Security Trustee that it intends to replace such Material Project Document and related Consent, (w) the Borrower diligently pursues such replacement, (x) the applicable Material Project Document is replaced within 360 days (except the Sabine Liquefaction TUA, which shall be replaced within 180 days) with a replacement Material Project Document, (y) (I) in the case of any Facility LNG Sale and Purchase Agreement, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to the Borrower than the then existing least favorable FOB Sale and Purchase Agreement and (II) in the case of the Sabine Liquefaction TUA, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to the Borrower than the Sabine Liquefaction TUA, and (z) in the case of any Facility LNG Sale and Purchase Agreement, the counterparty to any such replacement Material Project Document (I) has an Investment Grade Rating from at least two Acceptable Rating Agencies, or provides a guaranty from an Affiliate that has at least two of such ratings or (II) has a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an Affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000; provided that, clauses (y) and (z) shall not apply if such replacement Material Project Document is reasonably acceptable to the Required Lenders and the Holders of greater than 50% in aggregate principal amount of the then outstanding Notes; or

(B) the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower and the certification set forth therein is confirmed by the Independent Engineer, certifying that (x) the present value of (I) the projected cash flows to be received by the Borrower pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (II) the projected expenses that could reasonably be expected to be incurred by the Borrower throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (y) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt and excluding all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 6.01) outstanding; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (y) and the discount period shall commence on the date of the occurrence of the applicable event set forth in clause (i) or (ii) above with respect to the applicable Material Project Document (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to Train 6, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Guaranteed Substantial Completion Date for Train 6);

(j) a final judgment or order, or series of judgments or orders, for the payment of money in excess of $150,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid) shall be rendered against any Loan Party, in each case, by one or more Governmental Authorities, arbitral tribunals or other bodies having jurisdiction over any such entity and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within 90 days from the date of entry of such judgment or order or judgments or orders;

(k) the Common Terms Agreement or any other Financing Document or any material provision of any Financing Document, (A) is declared by a court of competent jurisdiction to be illegal or unenforceable, (B) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder)) or (C) is (including the enforceability thereof) expressly terminated, contested or repudiated by any Loan Party, the Sponsor, any Affiliate of any of them;

(l) the Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in any material portion of the Collateral (subject to Permitted Liens);

(m) an Event of Abandonment occurs or is deemed to have occurred;

(n) a Change of Control shall have occurred;

(o) any Fundamental Government Approval related to the Borrower or the Project shall be Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless:

(i) the Borrower provides to the Senior Facility Agent a remediation plan (which sets forth the proposed steps to be taken to cure such Impairment) no later than 20 Business Days following the date that the Borrower has obtained Knowledge of the occurrence of such Impairment, (A) the Borrower pursues the implementation of such remediation plan, and (B) such Impairment is cured no later than 360 days following the occurrence thereof; or

(ii) the Borrower shall have delivered to the Senior Facility Agent a certificate of an Authorized Officer of the Borrower and the certification set forth therein is confirmed by the Independent Engineer, certifying that (A) the present value of (x) the projected cash flows to be received by the Borrower pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (y) the projected expenses that could reasonably be expected to be incurred by the Borrower throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (B) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt and excluding all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 6.01) outstanding, in each case after giving effect to such Impairment; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (B) and the discount period shall commence on the date of the occurrence of the applicable Impairment event with respect to the applicable Fundamental Government Approval (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to Train 6 and the Train 6 In-Service Date has not occurred as of such date, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Train 6 Guaranteed Substantial Completion Date);

(p) except as may result from the exercise of remedies under the Financing Documents, any Secured Party, solely by virtue of the execution, delivery or performance of the Financing Documents, shall become (i) subject to regulation as a “natural-gas company,” as such term is defined in the Natural Gas Act, (ii) subject to regulation pursuant to Section 3 of the Natural Gas Act, (iii) subject to regulation under PUHCA, (iv) subject to regulation under the laws of the State of Louisiana with respect to rates, or subject to material financial and organizational regulation under such law or (v) subject to regulation as a “public utility,” an “electric public utility,” “gas utility,” or a “natural gas company” pursuant to Article 4, Section 21 of the Louisiana Constitution, or Title 30 or Title 45 of the Louisiana Revised Statutes, or the orders, rules and regulations promulgated thereunder; or

(q) there shall occur one or more ERISA Events which results in or could reasonably be expected to result in a Material Adverse Effect.

THEN, (1) upon the occurrence of any Event of Default described in Section 7.01(h), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of Required Lenders, upon notice to Borrower by the Senior Facility Agent, (A) the Commitments, if any, of each Lender having such Commitments and the obligation of each Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest and premium, if any, on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit) and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.05(e); (C) the Senior Facility Agent may cause Common Security Trustee to enforce any and all Liens and security interests created pursuant to Security Documents; and (D) the Senior Facility Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 7.01(h) to cash collateralize the LC Exposure (in an amount equal to 102% of the amount of LC Exposure thereof)).

ARTICLE VIII

The Senior Facility Agent

Section 8.01 Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints The Bank of Nova Scotia as the Senior Facility Agent and authorizes the Senior Facility Agent to take such actions on its behalf and to exercise such powers as are delegated to the Senior Facility Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Section 8.02 Rights as a Lender or Issuing Bank. The bank serving as the Senior Facility Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Senior Facility Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Senior Facility Agent hereunder.

Section 8.03 Exculpatory Provisions. The Senior Facility Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Senior Facility Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Senior Facility Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Senior Facility Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02 or under the Intercreditor Agreement), and (c) except as expressly set forth herein, the Senior Facility Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Senior Facility Agent or any of its Affiliates in any capacity. The Senior Facility Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02 or under the Intercreditor Agreement) or in the absence of its own gross negligence or willful misconduct. The Senior Facility Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Senior Facility Agent by the Borrower or a Lender, and the Senior Facility Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Senior Facility Agent.

Section 8.04 Reliance by Senior Facility Agent. The Senior Facility Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Senior Facility Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Senior Facility Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Senior Facility Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Senior Facility Agent. The Senior Facility Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Senior Facility Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Senior Facility Agent.

Section 8.06 Resignation or Removal of Senior Facility Agent. Subject to the appointment and acceptance of a successor Senior Facility Agent as provided in this paragraph, the Senior Facility Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Senior Facility Agent gives notice of its resignation, then the retiring Senior Facility Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Senior Facility Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Senior Facility Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Senior Facility Agent, and the retiring Senior Facility Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Senior Facility Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Senior Facility Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Senior Facility Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Senior Facility Agent.

Section 8.07 Non-Reliance on Senior Facility Agent. Each Lender acknowledges that it has, independently and without reliance upon the Senior Facility Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Senior Facility Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 8.08 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Senior Facility Agent, the Common Security Trustee, the Coordinating Lead Arranger and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans or the Commitments;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Senior Facility Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Senior Facility Agent, the Common Security Trustee, the Coordinating Lead Arranger and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of the Senior Facility Agent, the Common Security Trustee, the Coordinating Lead Arranger or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Senior Facility Agent under this Agreement, any Financing Document or any documents related to hereto or thereto).

ARTICLE IX

Guarantee

Section 9.01 Guarantee of the Obligations. Subject to the provisions of Section 9.02, the Restricted Subsidiaries jointly and severally hereby irrevocably and unconditionally guarantee to the Senior Facility Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction) (each, a “Guaranteed Obligation” and, collectively, the “Guaranteed Obligations”).

Section 9.02 Contribution by Guarantors. All Restricted Subsidiaries desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guarantee. Accordingly, in the event any payment or distribution is made on any date by a Restricted Subsidiary (a “Funding Guarantor”) under this Guarantee such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guarantee in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guarantee that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 9.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guarantee (including in respect of this Section 9.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 9.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Restricted Subsidiary is a third party beneficiary to the contribution agreement set forth in this Section 9.02.

Section 9.03 Payment by Guarantors. Subject to Section 9.02, the Restricted Subsidiaries hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Restricted Subsidiary by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction), the Restricted Subsidiaries will upon demand pay, or cause to be paid, in Cash, to the Senior Facility Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower becoming the subject of a case under the Bankruptcy Code or other similar legislation in any jurisdiction, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 9.04 Liability of Guarantors Absolute. Each Restricted Subsidiary agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Restricted Subsidiary agrees as follows:

(a) this Guarantee is a guarantee of payment when due and not of collectability. This Guarantee is a primary obligation of each Restricted Subsidiary and not merely a contract of surety;

(b) the Senior Facility Agent may enforce this Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Restricted Subsidiary hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Restricted Subsidiary) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Restricted Subsidiary, whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Restricted Subsidiary of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Restricted Subsidiary’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Senior Facility Agent is awarded a judgment in any suit brought to enforce any Restricted Subsidiary’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Restricted Subsidiary from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Restricted Subsidiary, limit, affect, modify or abridge any other Restricted Subsidiary’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Restricted Subsidiary’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Restricted Subsidiary) with respect to the Guaranteed Obligations; (v) subject to the provisions of this Agreement and the other Financing Documents, enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Restricted Subsidiary against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Financing Documents; and

(f) this Guarantee and the obligations of Restricted Subsidiaries hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Restricted Subsidiary shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Financing Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Guaranteed Obligations;

(ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Financing Documents or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Financing Document or any agreement relating to such other guarantee or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Financing Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower, or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Restricted Subsidiary as an obligor in respect of the Guaranteed Obligations.

Section 9.05 Waivers by Guarantors. Each Restricted Subsidiary hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Restricted Subsidiary, to (i) proceed against Borrower, any other guarantor (including any other Restricted Subsidiary) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Restricted Subsidiary including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Restricted Subsidiary from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Restricted Subsidiary’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Restricted Subsidiary’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any Financing Document, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 9.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 9.06 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Restricted Subsidiary hereby waives, any claim, right or remedy, direct or indirect, that such Restricted Subsidiary now has or may hereafter have against Borrower or any other Restricted Subsidiary or any of its assets in connection with this Guarantee or the performance by such Restricted Subsidiary of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Restricted Subsidiary now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Restricted Subsidiary shall withhold exercise of any right of contribution such Restricted Subsidiary may have against any other guarantor (including any other Restricted Subsidiary) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 9.02. Each Restricted Subsidiary further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Restricted Subsidiary may have against Borrower or against any collateral or security, and any rights of contribution such Restricted Subsidiary may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Restricted Subsidiary on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and paid in full, such amount shall be held in trust for the Senior Facility Agent on behalf of Beneficiaries and shall forthwith be paid over to the Senior Facility Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 9.07 Subordination of Other Obligations. Any Indebtedness of Borrower or any Restricted Subsidiary now or hereafter held by any Restricted Subsidiary (an “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Senior Facility Agent on behalf of Beneficiaries and shall forthwith be paid over to the Senior Facility Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 9.08 Continuing Guarantee. This Guarantee is a continuing guarantee and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Restricted Subsidiary hereby irrevocably waives any right to revoke this Guarantee as to future transactions giving rise to any Guaranteed Obligations.

Section 9.09 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Restricted Subsidiary or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 9.10 Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Permitted Hedging Agreements may be entered into from time to time, in each case without notice to or authorization from any Restricted Subsidiary regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Permitted Hedging Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Restricted Subsidiary its assessment, or any Restricted Subsidiary’s assessment, of the financial condition of Borrower. Each Restricted Subsidiary has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Financing Documents, and each Restricted Subsidiary assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Restricted Subsidiary hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 9.11 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Restricted Subsidiary shall, without the prior written consent of Senior Facility Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Restricted Subsidiary. The obligations of Restricted Subsidiaries hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Restricted Subsidiary or by any defense which Borrower or any other Restricted Subsidiary may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Restricted Subsidiary acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Restricted Subsidiaries and Beneficiaries that the Guaranteed Obligations which are guaranteed by Restricted Subsidiaries pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Restricted Subsidiaries will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Senior Facility Agent, or allow the claim of the Senior Facility Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Restricted Subsidiaries hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 9.12 Discharge of Guarantee Upon Sale of Guarantor. If all of the Equity Interests of any Restricted Subsidiary or any of its successors in interest hereunder shall be sold or otherwise Disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to any party other than a Loan Party, then the Guarantee of such Restricted Subsidiary or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

Section 9.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.13, or otherwise under this guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.13 shall remain in full force and effect until the Guaranteed Obligations have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or have been cancelled or cash collateralized in an amount equal to 102% of the amount of LC Exposure thereof. Each Qualified ECP Guarantor intends that this Section 9.13 constitute, and this Section 9.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X

Miscellaneous

Section 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic transmission, including e-mail, as follows:

(i) if to the Borrower, to it at 700 Milam St., Suite 1900, Houston, Texas 77002, Attention: Lisa C. Cohen, Treasurer, Telephone: 713-375-5637, Fax: 713-375-6000, Email: lisa.cohen@cheniere.com;

(ii) if to the Senior Facility Agent, to The Bank of Nova Scotia, Houston Branch, 711 Louisiana Street Suite 1400, Houston, Texas 77002, Attention: Joe Lattanzi, Telephone: 713-759-3435, Email: joe.lattanzi@scotiabank.com;

(iii) if to the Swing Line Lender, to The Bank of Nova Scotia, Houston Branch, 711 Louisiana Street Suite 1400, Houston, Texas 77002, Attention: Joe Lattanzi, Telephone: 713-759-3435, Email: joe.lattanzi@scotiabank.com; and

(iv) if to any other Lender or Issuing Bank, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

(b) Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02 Waivers; Amendments.

(a) No failure or delay by the Senior Facility Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Senior Facility Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have under the other Financing Documents and at law. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Senior Facility Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 10.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Senior Facility Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) increase the Letter of Credit Commitment of any Issuing Bank without the written consent of such Issuing Bank, (iii) waive or reduce the principal amount of any Loan or the Borrower’s reimbursement obligation to the Issuing Bank following an LC Disbursement or waive or reduce the rate of interest thereon (other than waivers of interest due under Section 2.16(d)), or waive or reduce any fees payable hereunder, without the written consent of each Lender or Issuing Bank affected thereby, (iv) except as provided in Section 2.22, postpone the scheduled date of payment of the principal amount of any Loan or the Borrower’s reimbursement obligation to the Issuing Bank following an LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or Letter of Credit Commitment, without the written consent of each Lender and Issuing Bank affected thereby, (v) change Section 2.19(b) or Section 2.19(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders,” “LC Exposure,” “Revolving Credit Exposure,” “Swing Line Exposure,” and “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release all or substantially all of the Collateral or all or substantially all of the Restricted Subsidiaries from their guaranty obligations under Article IX without the written consent of all Lenders and Issuing Banks (provided that, this clause (vii) shall not apply with respect to any Restricted Subsidiary that is designated as an Unrestricted Subsidiary in accordance with this Agreement) or (viii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Financing Document, without the written consent of all Lenders, except with respect to any such assignment or transfer resulting from any transactions permitted by Section 6.03; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Senior Facility Agent, the Issuing Banks or the Swing Line Lender hereunder without the prior written consent of the Senior Facility Agent, each Issuing Bank or the Swing Line Lender, as the case may be. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended nor amounts owed to such Lender reduced (other than by payment) or the final maturity thereof extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent (1) of all Lenders or (2) of each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c) Notwithstanding anything to the contrary in any Financing Document, the Borrower, the Senior Facility Agent and the Common Security Trustee may, without the need to obtain consent of any other Lender or Issuing Bank, enter into an amendment to this Agreement and the other Financing Documents to (i) effectuate any Permitted Indebtedness satisfying the conditions of Section 6.01, (ii) permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Financing Documents, as applicable, and the accrued interest and fees in respect thereof (including, by administrative modifications to the “Required Lender” definition and related definitions), (iii) to permit the implementation of a Benchmark Replacement pursuant to the terms of Section 2.15 or (iv) (x) correct or cure any ambiguities, errors, omissions, mistakes, inconsistencies or defects jointly identified by the Borrower and the Senior Facility Agent, (y) to effect administrative changes of a technical or immaterial nature, or (z) to fix incorrect cross-references or similar inaccuracies in this Agreement or the applicable Financing Document.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Senior Facility Agent, the Lenders, the Issuing Banks and their respective Affiliates (including the reasonable fees, charges and disbursements of Norton Rose Fulbright US LLP and one local counsel to the Senior Facility Agent and the Common Security Trustee in each jurisdiction in which security over property of Borrower and its Restricted Subsidiaries has or will be granted in connection with the Transactions; provided that in the event of an actual or potential conflict of interest, the affected Persons shall be entitled to reimbursement of the actual, reasonable and documented fees, expenses and disbursements of one additional counsel) in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Financing Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Senior Facility Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of Norton Rose Fulbright US LLP and one local counsel to the Senior Facility Agent and the Common Security Trustee in each jurisdiction in which security over property of Borrower and its Restricted Subsidiaries has or will be granted in connection with the Transactions (in connection with the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that in the event of an actual or potential conflict of interest, the affected Persons shall be entitled to reimbursement of the actual, reasonable and documented fees, expenses and disbursements of one additional counsel.

(b) The Borrower shall indemnify the Senior Facility Agent, the Lead Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower or any Subsidiary resulting from or based upon the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct or (B) the material breach of such Indemnitee of its express obligations under this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) arise out of a dispute that is brought by an Indemnitee against another Indemnitee (other than against the Senior Facility Agent in its capacity as such) not involving any act or omission by the Borrower or its Affiliates. This Section 10.03(b) shall not apply to any Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses from any non-tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Senior Facility Agent, the Common Security Trustee, any Issuing Bank or the Swing Line Lender, any sub-agent thereof, or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Senior Facility Agent, the Common Security Trustee, such Issuing Bank, the Swing Line Lender, any sub-agent thereof, or any Related Party of any of the foregoing as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Senior Facility Agent, the Common Security Trustee, such Issuing Bank, the Swing Line Lender or any sub-agent thereof in its capacity as such. The obligations of the Lenders to make payments pursuant to this Section 11.03(c) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Lender to make payments on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so.

(d) To the extent permitted by applicable law, each party to this Agreement agrees not to assert, and each hereby waives, any claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement and the other Financing Documents or any agreement or instrument contemplated hereby and thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that the foregoing limitation shall not be deemed to impair or affect the indemnification obligations of the Borrower under the Financing Documents.

(e) No Person indemnified under this Agreement shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transaction contemplated hereby or thereby.

(f) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, the Issuing Banks, and the Senior Facility Agent (and any attempted assignment or transfer by such Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Senior Facility Agent, the Common Security Trustee, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its participations in Letters of Credit, and the Loans at the time owing to it) to:

(A) any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and the Senior Facility Agent; provided, that in the case of any assignment pursuant to this clause (A), the assignee shall have the Required Rating;

(B) any Person (x) meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” or (y) not satisfying the Required Ratings requirement in clause (A) above, in either case, upon giving of notice to Borrower and the Senior Facility Agent.

provided, that any assignment pursuant to paragraph (b)(i)(B) above shall not be effective without the prior written consent of:

(I) so long as no Event of Default under Sections 7.01(a) or (h) has occurred and is continuing, the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Senior Facility Agent within ten (10) Business Days after having received written notice thereof;

(II) the Senior Facility Agent; and

(III) the Swing Line Lender and each Issuing Bank.

(ii) Assignments pursuant to paragraph (b)(i) above shall be subject to the following additional conditions:

(A) except in the case of an assignment to an assignee satisfying the criteria in clause (i) of “Eligible Assignee” or an assignment of the entire remaining amount of the assigning Lender’s Commitment, its participations in Letters of Credit, or Loans, the sum of the amount of the Commitment, participations in Letters of Credit, and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Senior Facility Agent) shall not be less than $5,000,000 unless each of the Borrower and the Senior Facility Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s unused Commitments, participations in Letters of Credit and outstanding Loans and rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Senior Facility Agent an Assignment and Assumption, and the assignee to each assignment shall deliver to the Senior Facility Agent a processing and recordation fee of $3,500;

(D) the assignee, if it is not be a Lender prior to such assignment, shall deliver to the Senior Facility Agent an Administrative Questionnaire and all documentation and other information required by bank regulatory authorities under applicable “know your customer” requirements;

(E) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Senior Facility Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Senior Facility Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Senior Facility Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and

(F) no assignment shall be made to (i) to any Loan Party, the Sponsor, or any Affiliate or Subsidiary of any of the foregoing, (ii) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) to a natural Person.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 10.03 with respect to the period during which it was a Lender); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Senior Facility Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Senior Facility Agent shall maintain in the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Senior Facility Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Senior Facility Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, Section 2.05(d), Section 2.05(e), Section 2.06(b), Section 2.19(d) or Section 10.03(c), the Senior Facility Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Senior Facility Agent, any Issuing Bank or the Swing Line Lender, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Senior Facility Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16, Section 2.17 and Section 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Financing Documents (the “Participant Register”); provided that no Lender shall have the obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any

Participant or any information relating to a Participant’s interest in any commitments, Loans, Letters of Credit or its other obligations under any Financing Document) except to the extent that such disclosure is necessary to establish that such commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purpose of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank and other central banks, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Senior Facility Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.16, Section 2.17, Section 2.18 and Section 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Senior Facility Agent and the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic photocopy (i.e., “PDF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Senior Facility Agent, any Issuing Bank or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Senior Facility Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Senior Facility Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Senior Facility Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the Law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Senior Facility Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Senior Facility Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (including the Federal Reserve Bank or central bank in connection with a pledge or assignment pursuant to Section 10.04(d)) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or any potential providers of credit protection, in each case, who are advised of the confidential nature of such information, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Senior Facility Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Senior Facility Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 USA Patriot Act. Each Lender, Issuing Bank, the Senior Facility Agent, and the Common Security Trustee that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, Issuing Bank, the Senior Facility Agent, and the Common Security Trustee to identify the Borrower in accordance with the Act.

Section 10.15 Restricted and Unrestricted Subsidiaries. The Borrower may, at any time, by notice to the Senior Facility Agent, designate any Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary; provided, that immediately before and after such designation no Default or Event of Default shall have occurred and be continuing or result therefrom; provided further, that the Borrower may only designate any Restricted Subsidiary as an Unrestricted Subsidiary to the extent the following sub Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) except as permitted by Section 6.08, is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(c) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries.

Section 10.16 No Personal Liability of Directors, Officers, or Employees. No director, officer, partner, employee, member or manager of the Borrower will have any liability for any obligations of the Borrower, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Lender waives and releases all such liability. This waiver and release are part of the consideration for the making of the Loans and the issuance of Letters of Credit.

Section 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Financing Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders, the Issuing Banks, and the Senior Facility Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, the Issuing Banks, and the Senior Facility Agent on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Documents; (ii) (A) each of the Lenders, Issuing Banks, and the Senior Facility Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender, Issuing Bank, nor the Senior Facility Agent has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Documents; and (iii) each of the Lenders, the Issuing Banks, and the Senior Facility Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender, Issuing Bank, nor the Senior Facility Agent has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders, the Issuing Banks, and the Senior Facility Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Senior Facility Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SABINE PASS LIQUEFACTION, LLC, as the Borrower

By:	/s/ Lisa C. Cohen
Name:	Lisa C. Cohen
Title:	Treasurer

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as the Senior Facility Agent

By:	/s/ Joe Lattanzi
Name:	Joe Lattanzi
Title:	Managing Director

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SOCIÉTÉ GÉNÉRALE, as the Common Security Trustee

By:	/s/ ROBERTO S SIMO
Name:	ROBERTO S SIMO
Title:	Managing Director

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ABN AMRO CAPITAL USA LLC, as a Lender

By:	/s/ Darrell W. Holley
Name:	Darrell W. Holley
Title:	Managing Director

By:	/s/ Anna C. Ferreira
Name:	Anna C. Ferreira
Title:	Vice President - Energy

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Cara Younger
Name:	Cara Younger
Title:	Executive Director

By:	/s/ Miriam Trautmann
Name:	Miriam Trautmann
Title:	Senior Vice President

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Raymond Qiao
Name:	Raymond Qiao
Title:	EVP

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Farhad Merali
Name:	Farhad Merali
Title:	Executive Director

By:	/s/ Noah Aronson
Name:	Noah Aronson
Title:	Director

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CITIBANK, N.A., as a Lender

By:	/s/ Derrick Lenz
Name:	Derrick Lenz
Title:	Vice President

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender and an Issuing Bank

By:	/s/ Sean Toole
Name:	Sean Toole
Title:	Director ID # 22462

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

INDUSTRIAL AND COMMERCIAL BANK
OF CHINA LIMITED, NEW YORK BRANCH,
as a Lender
		Digitally signed by:		Digitally signed by:
		Michael Fabisiak		Luis Santoma
		Date: 2020.03.17		Date: 2020.
By:	/s/ Michael Fabisiak	14:45:30 -05‘00’	/s/ Luis Santoma	03.17 13:43: 02 -05‘00’
Name:
Title:

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ING CAPITAL LLC, as a Lender and an Issuing Bank

By:	/s/ Mark Appelman
Name:	Mark Appelman
Title:	Managing Director

By:	/s/ Anthony Rivera
Name:	Anthony Rivera
Title:	Director

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

INTESA SANPAOLO S.P.A., NEW YORK BRANCH, as a Lender

By:	/s/ Fuensanta Diaz Cobacho
Name:	Fuensanta Diaz Cobacho
Title:	First Vice President

By:	/s/ Nicholas A. Matacchieri
Name:	Nicholas A. Matacchieri
Title:	Vice President

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MIZUHO BANK,LTD., as a Lender

By:	/s/ Ed Sacks
Name:	Ed Sacks
Title:	Authorized Signatory

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MUFG BANK, LTD., as a Lender

By:	/s/ Erik Codrington
Name:	Erik Codrington
Title:	Managing Director

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NATIONAL AUSTRALIA BANK LIMITED, as a Lender

By:	/s/ Eli Davis
Name:	Eli Davis
Title:	Director

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NATIXIS, NEW YORK BRANCH,
as a Lender and an Issuing Bank

By:	/s/ Vikram Nath
Name:	Vikram Nath
Title:	Director

By:	/s/ Jarrett Price
Name:	Jarrett Price
Title:	Director

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BANCO DE SABADELL, S.A., MIAMI BRANCH, as a Lender

By:	/s/ Ignacio Alcaraz
Name:	Ignacio Alcaraz
Title:	Head of Structured Finance Americas

By:	/s/ Enrique Castillo
Name:	Enrique Castillo
Title:	Head of Corporate Banking

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Pablo Urgoiti	Digitally signed by Pablo Urgoiti Date: 2020.03.18 08:46:33-04‘00’
Name:	Pablo Urgoiti
Title:	Head of Global Debt Finance

By:	/s/ Nuno Andrade
Name:	Nuno Andrade
Title:	Managing Director

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Lender, the Swing Line Lender and an Issuing Bank

By:	/s/ Joe Lattanzi
Name:	Joe Lattanzi
Title:	Managing Director

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/S/ ROBERTO S SIMON
Name:	ROBERTO S SIMON
Title:	Managing Director

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Stephen Hackett
Name:	Stephen Hackett
Title:	Regional Head, Corporate Finance

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Juan Kreutz
Name:	Juan Kreutz
Title:	Managing Director

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and an Issuing Bank

By:	/s/ J. Michael Quigley
Name:	J. Michael Quigley
Title:	Vice President

SIGNATURE PAGE TO SENIOR WORKING CAPITAL REVOLVING CREDIT

AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT

Exhibit A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Senior Facility Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ___________________________________

2.	Assignee: ___________________________________

and is a Person meeting the criteria of clause [(i)/(ii)] 1 of the definition of the term of “Eligible Assignee” [and has the Required Rating]2

3.	Borrower: Sabine Pass Liquefaction, LLC

4.	Senior Facility Agent: Sabine Pass Liquefaction, LLC, as the Senior Facility Agent under the Credit Agreement

[1]	Select as applicable.
[2]	To be included in case of an assignment pursuant to Section 10.04(b)(i)(A) of the Credit Agreement.

Exhibit A – Page 1

5.

Credit Agreement: The Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020, among the Borrower, certain Subsidiaries of Borrower, the Senior Facility Agent, Société Générale, as the Common Security Trustee, the Lenders and Issuing Banks party thereto from time to time and the other agents and arrangers party thereto from time to time (as same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time)

6.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
Revolving Credit Facility	$	$	$

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A – Page 2

Effective Date:                      ___, 20___ [TO BE INSERTED BY SENIOR FACILITY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Exhibit A – Page 3

[Consented to and][4] Accepted:

THE BANK OF NOVA SCOTIA, as Senior Facility Agent

By
Name:
Title:

[SABINE PASS LIQUEFACTION, LLC, as Borrower

By
Name:
Title:][5]

[4]	To be added only if the consent of the Senior Facility Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Page 4

Consented to:

ABN AMRO CAPITAL USA LLC, as an Issuing Bank

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as an Issuing Bank

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as an Issuing Bank

By:
Name:
Title:

NATIXIS, NEW YORK BRANCH, as an Issuing Bank

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank

By:
Name:
Title:

Exhibit A – Page 5

Annex 1 to Assignment and Assumption

[__________________]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Senior Facility Agent or any other Lender, (v) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Senior Facility Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit A – Page 6

2. Payments. From and after the Effective Date, the Senior Facility Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A – Page 7

Exhibit B

FORM OF NOTE

$[____________]	[●],[●]

FOR VALUE RECEIVED, the undersigned, SABINE PASS LIQUEFACTION, LLC, a Delaware limited liability company, the Borrower under that certain Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, certain Subsidiaries of Borrower, The Bank of Nova Scotia, as the Senior Facility Agent (the “Senior Facility Agent”), Société Générale, as the Common Security Trustee, the Lenders and Issuing Banks party thereto from time to time and the other agents and arrangers party thereto from time to time, HEREBY PROMISES TO PAY to [__________________] (the “Lender”), the amount as may be advanced from time to time under the Credit Agreement by the Lender in accordance with such Lender’s Commitment outstanding from time to time. All capitalized terms used herein and not otherwise defined shall have the meanings as defined in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of this Note outstanding from time to time at the place and at such times and at such interest rates as are specified in the Credit Agreement. Payments made by the Borrower in respect of the amounts due hereunder shall be allocated to the Lender by the Senior Facility Agent on the terms specified in the Credit Agreement.

This Note is one of the Notes in respect of the Loans referred to in, and this Note and all provisions herein are entitled to the benefits of, the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Loans by the Lender and other Lenders to the Borrower from time to time and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments in whole or in part on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate.

The Borrower waives grace (except to the extent expressly provided in the Credit Agreement), demand, presentment for payment, notice of dishonor or default, notice of acceleration, notice of intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon, with or without notice, before or after maturity.

This Note shall be governed by and construed under the laws of the State of New York.

Exhibit B – Page 1

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its duly authorized officer as of the date first written above.

BORROWER:

SABINE PASS LIQUEFACTION, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit B – Page 2

Exhibit C

FORM OF COMMITMENT INCREASE AGREEMENT

This Commitment Increase Agreement dated as of [____________] (this “Agreement”) is among (i) Sabine Pass Liquefaction, LLC, a Delaware limited partnership (the “Borrower”), (ii) The Bank of Nova Scotia, in its capacity as Senior Facility Agent (the “Senior Facility Agent”) under the Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are defined in the Credit Agreement and not defined herein are used herein as therein defined), by and among the Borrower, certain Subsidiaries of Borrower, the Senior Facility Agent, Société Générale, as the Common Security Trustee, the Lenders and Issuing Banks party thereto from time to time and the other agents and arrangers party thereto from time to time and (iii) ________________ (the “Increasing Lender”).

PRELIMINARY STATEMENTS

A. Pursuant to Section 2.21 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by agreeing with a Lender to increase that Lender’s Commitment.

B. The Borrower has given notice to the Senior Facility Agent of its intention to increase the total Commitments pursuant to such Section 2.21 by increasing the Commitment of the Increasing Lender from $__________ to $___________1, and the Senior Facility Agent is willing to consent thereto.

Accordingly, the parties hereto agree as follows:

SECTION 1. Increase of Commitment. Pursuant to Section 2.21 of the Credit Agreement, the Commitment of the Increasing Lender is hereby increased from $______________to _______________.

SECTION 2. Increasing Lender Credit Decision. The Increasing Lender acknowledges that it has, independently and without reliance upon the Senior Facility Agent or any other Lender and based on the financial statements referred to in Section 3.05 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Lender also acknowledges that it will, independently and without reliance upon the Senior Facility Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

[1]	Amount of increase must be at least $10,000,000.

Exhibit C – Page 1

SECTION 3. Acknowledgement [and Consent]2. (a) The Senior Facility Agent hereby acknowledges the increase in the Commitment of the Increasing Lender effectuated hereby[.][, (b) the Issuing Banks and Swing Line Lender hereby consent to the increase in the Commitment of the Increasing Lenders effectuated hereby,] 3 [(c) the Required Lenders hereby consent and agree that the aggregate Commitments may exceed $2,000,000,000 and acknowledge that, after giving effect to the increase in the Commitment of the Increasing Lender, the aggregate Commitments shall be $[__________]].

SECTION 4. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s partnership powers, have been duly authorized by all necessary partnership action and do not contravene (i) the Partnership Agreement or certificate of limited partnership or (ii) any indenture, material agreement or material instrument binding on the Borrower.

(b) No authorization, consent or approval of any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement except such (i) as have been obtained or made and are in full force and effect, and (ii) those required in the ordinary course of business of the Borrower in order to comply with requirements of applicable Law.

(c) This Agreement constitutes a legal, valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) The aggregate amount of the Commitments under the Credit Agreement, including any previous increases pursuant to Section 2.21 thereof, does not exceed $[2,000,000,000] 4.

(e) At the time of delivery of the Commitment Increase Notice, no Default, Event of Default or Material Adverse Change had occurred and was continuing.

SECTION 5. Effectiveness. This Agreement shall become effective as of the date first above written upon the receipt by the Senior Facility Agent of the following:

Counterparts of this Agreement executed by the Borrower, the Senior Facility Agent [and][,] the Increasing Lender [and the Required Lenders]5; and

[2]	Include if applicable.
[3]	To be included for Issuing Banks and Swing Line Lenders with LC Exposure or Swing Line Exposure at the time of the contemplated increase of Commitments.
[4]	Replace with amount set forth in Section 2 if Required Lender approval has been obtained for aggregate Commitments to exceed $2,000,000,000.
[5]	Insert if applicable

Exhibit C – Page 2

A certified copy of the authorization of the appropriate governing body of the Borrower approving the increase in the Commitment and the execution, delivery and performance of this Agreement in a form reasonably acceptable to the Senior Facility Agent.

SECTION 6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

SECTION 7. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered in original, facsimile or pdf form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 4. Expenses. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Senior Facility Agent in connection with this Agreement as required by Section 10.03 of the Credit Agreement.

[Signatures on following page]

Exhibit C – Page 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:

SABINE PASS LIQUEFACTION, LLC, a Delaware limited liability company

By:
Name:
Title:

SENIOR FACILITY AGENT:

THE BANK OF NOVA SCOTIA, as Senior Facility Agent

By:
Name:
Title:

SWING LINE LENDER:

THE BANK OF NOVA SCOTIA, as Senior Facility Agent

By:
Name:
Title:

ISSUING BANKS:

ABN AMRO CAPITAL USA LLC, as an Issuing Bank

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as an Issuing Bank

By:
Name:
Title:

Exhibit C – Page 4

HSBC BANK USA, NATIONAL ASSOCIATION, as an Issuing Bank

By:
Name:
Title:

NATIXIS, NEW YORK BRANCH, as an Issuing Bank

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank

By:
Name:
Title:

INCREASING LENDER:

[NAME OF INCREASING LENDER]

By:
Name:
Title:

[INSERT REQUIRED LENDERS IF APPLICABLE]

Exhibit C – Page 5

Exhibit D

FORM OF NEW LENDER AGREEMENT

This New Lender Agreement dated as of [_____________] (this “Agreement”) is among (i) Sabine Pass Liquefaction, LLC, a Delaware limited partnership (the “Borrower”), (ii) The Bank of Nova Scotia, in its capacity as Senior Facility Agent (the “Senior Facility Agent”) under the Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020, by and among the Borrower, certain Subsidiaries of Borrower, the Senior Facility Agent, Société (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are defined in the Credit Agreement and not defined herein are used herein as therein defined), Générale, as the Common Security Trustee, the Lenders and Issuing Banks party thereto from time to time and the other agents and arrangers party thereto from time to time and (iii) ________________ (“New Lender”).

PRELIMINARY STATEMENTS

A. Pursuant to Section 2.22 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by offering to Lenders and other bank and financial institutions the opportunity to participate in all or a portion of the increased Commitments.

B. The Borrower has given notice to the Senior Facility Agent of its intention to increase the total Commitments pursuant to such Section 2.21 by $[____________]1 and the existing Lenders have failed to subscribe to all of such increased Commitment.

C. The New Lender desires to become a Lender under the Credit Agreement and extend Loans to the Borrower in accordance with the terms thereof and the Senior Facility Agent, each Issuing Bank and the Swingline Lender are willing to consent thereto.

Accordingly, the parties hereto agree as follows:

SECTION 1. Loan Documents. The New Lender hereby acknowledges receipt of copies of the Credit Agreement and the other Loan Documents.

SECTION 2. Joinder to Credit Agreement. By executing and delivering this Agreement, the New Lender hereby agrees (i) to become a party to the Credit Agreement as a Lender as defined therein and (ii) to be bound by all the terms, conditions, representations, and warranties of the Credit Agreement and the other Loan Documents applicable to Lenders, and all references to the Lenders in the Loan Documents shall be deemed to include the New Lender. Without limiting the generality of the foregoing, the New Lender hereby agrees to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans from time to time during the Availability Period in an aggregate principal amount that will not result in the New Lender’s Revolving Credit Exposure exceeding its Commitment. The Commitment of the New Lender shall be $[__________].

[1]	Must be at least $10,000,000.
[2]	Must be at least $10,000,000.

Exhibit D – Page 1

SECTION 3. New Lender Credit Decision. The New Lender acknowledges that it has, independently and without reliance upon the Senior Facility Agent or any other Lender and based on the financial statements referred to in Section 3.05 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The New Lender also acknowledges that it will, independently and without reliance upon the Senior Facility Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

SECTION 4. Consent[s]3. [(a)] Each of the Senior Facility Agent, each Issuing Bank and the Swingline Lender hereby consents to the participation of the New Lender in the increased Commitment [and (b) the Required Lenders hereby consent to the increase in the aggregate Commitments in excess of $2,000,000,000 and acknowledge that, after giving effect to the Commitment of the New Lender, the aggregate Commitments shall be $[__________]].

SECTION 5. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s partnership powers, have been duly authorized by all necessary partnership action and do not contravene (i) the Partnership Agreement or certificate of limited partnership or (ii) any indenture, material agreement or material instrument binding on the Borrower.

(b) No authorization, consent or approval of any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement except such (i) as have been obtained or made and are in full force and effect, and (ii) those required in the ordinary course of business of the Borrower in order to comply with requirements of applicable Law.

(c) This Agreement constitutes a legal, valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) The aggregate amount of the Commitments under the Credit Agreement, including any previous increases pursuant to Section 2.21 thereof, does not exceed $[2,000,000,000]4.

[3]	Insert if applicable.
[4]	Replace with amount set forth in Section 4 if Required Lender approval has been obtained for aggregate Commitments to exceed $2,000,000,000.

Exhibit D – Page 2

(e) At the time of delivery of the Commitment Increase Notice, no Default, Event of Default or Material Adverse Change had occurred and was continuing.

SECTION 6. Effectiveness. This Agreement shall become effective as of the date first above written upon the receipt by the Senior Facility Agent of the following:

(a) Counterparts of this Agreement executed by the Borrower, the Senior Facility Agent, the New Lender, each Issuing Bank [and][,] the Swingline Lender [and the Required Lenders]5;

(b) An Administrative Questionnaire in the form supplied by the Senior Facility Agent, duly completed by the New Lender;

(c) Any documentation required to be delivered by the New Lender pursuant to Section 2.18 of the Credit Agreement, duly completed and executed by the New Lender; and

(d) A certified copy of the authorization of the appropriate governing body of the Borrower approving the increase in the Commitment and the execution, delivery and performance of this Agreement in a form reasonably acceptable to the Senior Facility Agent.

SECTION 7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered in original, facsimile or pdf form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9. Expenses. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Senior Facility Agent in connection with this Agreement as required by Section 10.03 of the Credit Agreement.

[Signatures on following page]

[5]	Insert if applicable.

Exhibit D – Page 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

SABINE PASS LIQUEFACTION, LLC, a
Delaware limited liability company

By:

Name:

Title:

SENIOR FACILITY AGENT:

THE BANK OF NOVA SCOTIA, as Senior
Facility Agent

By:

Name:

Title:

[NAME OF NEW LENDER]

By:

Name:

Title:

[ ● ], as an Issuing Bank

By:

Name:

Title:

[INSERT OTHER ISSUING BANKS, IF ANY]

[INSERT REQUIRED LENDERS IF
APPLICABLE]

Exhibit D – Page 4

Exhibit E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Borrower”), certain Subsidiaries of Borrower, The Bank of Nova Scotia, as the Senior Facility Agent (the “Senior Facility Agent”), Société Générale, as the Common Security Trustee, the Lenders and Issuing Banks party thereto from time to time and the other agents and arrangers party thereto from time to time.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Senior Facility Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Senior Facility Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Senior Facility Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit E-1 – Page 1

Exhibit E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Borrower”), certain Subsidiaries of Borrower, The Bank of Nova Scotia, as the Senior Facility Agent (the “Senior Facility Agent”), Société Générale, as the Common Security Trustee, the Lenders and Issuing Banks party thereto from time to time and the other agents and arrangers party thereto from time to time.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit E-2 – Page 1

Exhibit F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Borrower”), certain Subsidiaries of Borrower, The Bank of Nova Scotia, as the Senior Facility Agent (the “Senior Facility Agent”), Société Générale, as the Common Security Trustee, the Lenders and Issuing Banks party thereto from time to time and the other agents and arrangers party thereto from time to time.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor forms) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit E-3 – Page 1

Exhibit E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Borrower”), certain Subsidiaries of Borrower, The Bank of Nova Scotia, as the Senior Facility Agent (the “Senior Facility Agent”), Société Générale, as the Common Security Trustee, the Lenders and Issuing Banks party thereto from time to time and the other agents and arrangers party thereto from time to time.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Senior Facility Agent and the Borrower with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor forms) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Senior Facility Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Senior Facility Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit E-4 – Page 1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit E-4 – Page 2

Exhibit F-1

FORM OF BORROWING REQUEST (REVOLVING BORROWING)

Delivered pursuant to Section 2.03 and 4.02(a) of the Working Capital Facility Agreement

Date [________]1

The Bank of Nova Scotia, as Senior Facility Agent

711 Louisiana Street, Suite 1400

Houston, TX 77002

Attention: Joe Lattanzi

Email: joe.lattanzi@scotiabank.com

Tel: (713) 759-3435

Re:	Sabine Pass Liquefaction, LLC

Borrowing Notice No. [ ]

Reference is made to the Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020 (as amended, amended and restated, modified or supplemented from time to time, the “Working Capital Facility Agreement”), by and among Sabine Pass Liquefaction, LLC (the “Borrower”), The Bank of Nova Scotia, as Issuing Bank, Swing Line Lender and Senior Facility Agent, ABN AMRO Capital USA LLC, HSBC Bank USA, National Association, ING Capital LLC, Natixis, New York Branch and Wells Fargo Bank, National Association, as Issuing Banks, Société Générale, as Common Security Trustee, and the Lenders party thereto from time to time. All capitalized terms used herein shall have the respective meanings specified in the Working Capital Facility Agreement (or, if not defined therein, the Common Terms Agreement) unless otherwise defined herein.

Pursuant to Section 2.03 (Requests for Revolving Borrowings) and 4.02(a) (Conditions; Each Credit Event) of the Working Capital Facility Agreement, the Borrower hereby irrevocably requests a Revolving Borrowing as follows:

1.	Date of Borrowing: [____], 20[__][2] (the “Proposed Borrowing Date”)

2.	Principal amount of the Revolving Borrowing[3] (the “Proposed Advance”): [_____]Dollars ($[_____])

[1]

This Borrowing Request must be delivered to the Senior Facility Agent (a) not later than 2:00 p.m., New York City time, three (3) Business Days prior to the Proposed Borrowing Date for Revolving Borrowings that are Eurodollar Borrowings and (b) not later than 11:00am on the Proposed Borrowing Date for Revolving Borrowings Loans that are ABR Borrowings.

[2]	The Proposed Borrowing Date must be a Business Day.
[3]

The aggregate amount for a Revolving Borrowing must be an amount that is not less than one million Dollars ($1,000,000) and an integral multiple of five hundred thousand Dollars ($500,000). An ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement or a Swing Line Loan.

Exhibit F-1 – Page-1

3.	Purpose of Borrowing: [Gas purchase obligations] [General Working Capital Purposes]

4.	Proceeds of the Proposed Advance are to be deposited into the [Operating Account] [insert applicable payee].

5.	[With respect to Revolving Borrowing:

a.	Type of Borrowing: [Eurodollar Borrowing] [ABR Borrowing]

b.	For Eurodollar Borrowing:

Amount Requested	Initial Interest Period[4]
$___________	___________ months
$___________	___________ months
$___________	___________months]

Certifications

The undersigned hereby certifies that the undersigned is an Authorized Officer of Borrower and, in such capacity, hereby certifies to the Senior Facility Agent and each Lender, on behalf of Borrower, as of the Proposed Borrowing Date, the following:

a.

Each of the representations and warranties of the Borrower in Article III of the Working Capital Facility Agreement is true and correct in all material respects as of the Proposed Borrowing Date except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the Proposed Borrowing Date and the date hereof as if made on and as of the Proposed Borrowing Date and the date hereof (or, if stated to have been made solely as of an earlier date, as of such earlier date).

b.	At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default shall have occurred and be continuing as result of the Borrowing.

c.

The amount of the Proposed Advance will not cause, after giving effect to such Proposed Advance, (a) any Lender’s Revolving Credit Exposure to exceed such Lender’s Commitment, or (b) the sum of the total Revolving Credit Exposures to exceed the total Commitments.

d.

The undersigned has reviewed the provisions of the Working Capital Facility Agreement and the other Financing Documents which are relevant to the furnishing of this Borrowing Request and has made, or has caused to be made, such examination or investigation as was reasonably necessary to express the requests and certifications set forth herein.

[Remainder of Page Intentionally Left Blank]

[4]	Interest Periods shall be one (1), two (2), three (3) or six (6) months in length.

Exhibit F-1 – Page-2

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed by its duly authorized Authorized Officer as of the date first above written.

SABINE PASS LIQUEFACTION, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit F-1 – Page-3

EXHIBIT F-2

FORM OF BORROWING REQUEST (SWING LINE LOAN)

Delivered pursuant to Section 2.04 and 4.02(a) of the

Working Capital Facility Agreement

Date [________]1

The Bank of Nova Scotia, as Senior Facility Agent

711 Louisiana Street, Suite 1400

Houston, TX 77002

Attention: Joe Lattanzi

Email: joe.lattanzi@scotiabank.com

Tel: (713) 759-3435

Re:	Sabine Pass Liquefaction, LLC
Borrowing Notice No. [ ]

Reference is made to the Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020 (as amended, amended and restated, modified or supplemented from time to time, the “Working Capital Facility Agreement”), by and among Sabine Pass Liquefaction, LLC (the “Borrower”), The Bank of Nova Scotia, as Issuing Bank, Swing Line Lender and Senior Facility Agent, ABN AMRO Capital USA LLC, HSBC Bank USA, National Association, ING Capital LLC, Natixis, New York Branch and Wells Fargo Bank, National Association, as Issuing Banks, Société Générale, as Common Security Trustee, and the Lenders party thereto from time to time. All capitalized terms used herein shall have the respective meanings specified in the Working Capital Facility Agreement (or, if not defined therein, the Common Terms Agreement) unless otherwise defined herein.

Pursuant to Section 2.04 (Swing Line Loans) and 4.02(a) (Conditions; Each Credit Event) of the Working Capital Facility Agreement, the Borrower hereby irrevocably requests a Swing Line Loan Borrowing as follows:

1.	Date of Borrowing: [____], 20[__][2] (the “Proposed Borrowing Date”)

2.	Principal amount of the Swing Line Loan Borrowing[3] (the “Proposed Advance”): [_____]Dollars ($[_____])

[1]	This Notice of Borrowing must be delivered to the Senior Facility Agent not later than 12:00 p.m. noon, New York City time, on the Proposed Borrowing Date.
[2]	The Proposed Borrowing Date must be a Business Day.
[3]	The aggregate amount for Swing Line Loan Borrowing must be an amount that is not less than one million Dollars ($1,000,000) and an integral multiple of five hundred thousand ($500,000).

Exhibit F-2 – Page-1

3.	Purpose of Borrowing: [Gas purchase obligations] [General Working Capital Purposes]

4.	Type of Borrowing: [LMIR Borrowing] [ABR Borrowing]

5.	Proceeds of the Proposed Advance are to be deposited into the [Operating Account] [insert applicable payee].

Certifications

The undersigned hereby certifies that the undersigned is an Authorized Officer of Borrower and, in such capacity, hereby certifies to the Senior Facility Agent, the Swing Line Lender and each Lender, on behalf of Borrower, as of the Proposed Borrowing Date, the following:

a.

Each of the representations and warranties of the Borrower in Article III of the Working Capital Facility Agreement is true and correct in all material respects as of the Proposed Borrowing Date except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the Proposed Borrowing Date and the date hereof as if made on and as of the Proposed Borrowing Date and the date hereof (or, if stated to have been made solely as of an earlier date, as of such earlier date).

b.	At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default shall have occurred and be continuing as result of the Borrowing.

c.	The amount of the Proposed Advance will not cause, after giving effect to such Proposed Advance, the Swing Line Lender’s Revolving Credit Exposure to exceed its Commitment.

d.

The undersigned has reviewed the provisions of the Working Capital Facility Agreement and the other Financing Documents which are relevant to the furnishing of this Borrowing Request and has made, or has caused to be made, such examination or investigation as was reasonably necessary to express the requests and certifications set forth herein.

[Remainder of Page Intentionally Left Blank]

Exhibit F-2 – Page-2

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Notice to be executed by its duly authorized Authorized Officer as of the date first above written.

SABINE PASS LIQUEFACTION, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit F-2 – Page-3

Exhibit G

COMPLIANCE CERTIFICATE

Date: _______________

The Bank of Nova Scotia,

as Senior Facility Agent

To:	250 Vesey Street

New York, NY 10281

Attn: Joe Lattanzi

Telephone: 713-759-3435

Email: joe.lattanzi@scotiabank.com

With copy to:

Thomas Zarkowski

Telephone: 212-225-5628

thomas.zarkowski@scotiabank.com

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF SABINE PASS LIQUEFACTION, LLC, AS BORROWER, AND NOT IN MY PERSONAL CAPACITY, AS FOLLOWS:

1. I, _________________, am an Authorized Officer of Sabine Pass Liquefaction, LLC (the “Borrower”).

2. I have reviewed or am otherwise familiar with the terms of Section 7.01 of the Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020 (as it may be amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Working Capital Facility Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, certain Subsidiaries of Borrower, The Bank of Nova Scotia, as Senior Facility Agent (together with its permitted successors and assigns in such capacity, the “Senior Facility Agent”), Société Générale, as the Common Security Trustee, the Lenders and Issuing Banks party thereto from time to time and the other agents and arrangers party thereto, and the definitions and provisions contained in such Working Capital Facility Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

Exhibit G – Page-1

3. Based upon my review and examination described in paragraph 2 above, I certify, on behalf of Borrower and not in a personal capacity, that as of the date hereof, [the date of Substantial Completion of Train 6 and the current estimated costs of Train 6 specified in the Base Case Forecast (as defined in that certain Credit and Guaranty Agreement, dated as of May 29, 2019, among Cheniere Energy Partners, L.P., certain of its subsidiaries, MUFG Bank, Ltd. as Administrative Agent and the other persons party thereto (as amended from time to time prior to the date hereof)) remain accurate in all material respects][the expected In-Service Date of Train 6 and the current estimated remaining costs of Train 6 are as follows:

a. Expected In-Service Date of Train 6: [mm/dd/yyyy];

b. Estimated remaining costs of Train 6: U$$[__________].]

[Remainder of page intentionally left blank]

Exhibit G – Page-2

IN WITNESS WHEREOF, the undersigned has caused this Effective Date Certificate to be executed and delivered as of the day and year first above written.

SABINE PASS LIQUEFACTION, LLC, as Borrower,

By:
Name:
Title:

Exhibit G – Page-3

Exhibit H

FORM OF JOINDER TO CREDIT AGREEMENT

This JOINDER AGREEMENT, dated as of [ ● ] (this “Joinder Agreement”) is delivered pursuant to that certain Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of March 19, 2020, by and among Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Borrower”), certain Subsidiaries of Borrower, The Bank of Nova Scotia, as the Senior Facility Agent (the “Senior Facility Agent”), Société Générale, as the Common Security Trustee, the Lenders and Issuing Banks party thereto from time to time and the other agents and arrangers party thereto from time to time (as same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”),.

Section 1. Pursuant to Section 5.15 of the Credit Agreement, each of the undersigned hereby:

(a) agrees that this Joinder Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, each of the undersigned becomes a Restricted Subsidiary under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Financing Document and applicable to the undersigned is true and correct in all material respects both immediately before and after giving effect to this Joinder Agreement, except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of such advance as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that are not deemed repeated;

(c) certifies that no event has occurred and is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction) and in accordance with Article IX of the Credit Agreement; and

(e) (i) agrees that this counterpart may be attached to the Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to Common Security Trustee, for the benefit of the Secured Parties, a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreement) of each of the undersigned, in each case whether now or hereafter existing or in which each of the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Common Security Trustee pledge supplements attaching supplements to all schedules attached to the Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement.

Exhibit H– Page-1

Section 2. Each of the undersigned agrees from time to time, upon request of Senior Facility Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Senior Facility Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Joinder Agreement and, for the avoidance of doubt, as set forth in Section 5.15 of the Credit Agreement. Neither this Joinder Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Joinder Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.01 of the Credit Agreement, and all for purposes thereof, the notice address of each of the undersigned shall be the undersigned’s respective address as set forth on the signature page hereof. In case any provision in or obligation under this Joinder Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

Exhibit H – Page-2

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:

Address for Notices:

Attention:

with a copy to:

Attention:

Exhibit H – Page-3

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

SENIOR FACILITY AGENT:

THE BANK OF NOVA SCOTIA, as Senior Facility Agent

By:
Name:
Title:

Exhibit H – Page-4

Schedule 1.01(a)

Knowledge Parties

Means the following individuals (only for so long as any such individual holds his/her position) and any individual succeeding to the respective business responsibilities of such individuals after the Effective Date:

Name	Position at Sabine Pass Liquefaction, LLC
Aaron Stephenson	President

Michael J. Wortley	Chief Financial Officer

Lisa Cohen	Treasurer

Florian Pintgen	Vice President, Commercial Operations

David Craft	Senior Vice President, Engineering and Construction

Rina Chang	Vice President, Environmental

Schedule 2.01

Commitments

Lender	Revolving Facility	Proportionate Share	Letters of Credit
The Bank of Nova Scotia, Houston Branch	$60,000,000	5.00%	$300,000,000
ABN AMRO Capital USA LLC	$60,000,000	5.00%	—
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$60,000,000	5.00%	—
Banco de Sabadell, S.A., Miami Branch	$60,000,000	5.00%	—
Banco Santander, S.A., New York Branch	$60,000,000	5.00%	—
Bank of China, New York Branch	$60,000,000	5.00%	—
Canadian Imperial Bank of Commerce, New York Branch	$60,000,000	5.00%	—
Citibank, N.A.	$60,000,000	5.00%	—
HSBC Bank USA, National Association	$60,000,000	5.00%	$200,000,000
Industrial and Commercial Bank of China Limited, New York Branch	$60,000,000	5.00%	—
ING Capital LLC	$60,000,000	5.00%	$400,000,000

Intesa Sanpaolo S.p.A., New York Branch	$60,000,000	5.00%	—
Mizuho Bank, Ltd.	$60,000,000	5.00%	—
MUFG Bank, Ltd.	$60,000,000	5.00%	—
National Australia Bank Limited	$60,000,000	5.00%	—
Natixis, New York Branch	$60,000,000	5.00%	$400,000,000
Société Générale	$60,000,000	5.00%
Standard Chartered Bank	$60,000,000	5.00%
Sumitomo Mitsui Banking Corporation	$60,000,000	5.00%
Wells Fargo Bank, National Association	$60,000,000	5.00%	$60,000,000

Total	$1,200,000,000	100%	$1,360,000,000

Schedule 2.05

Existing Letters of Credit

LC#	Beneficiary	Issuing Bank	Outstanding Amount	Issuance Date	Expiration Date
USUTFSSBI0000494	Societe Generale, as Common Security Trustee	ING Capital LLC	$374,000,000.00	7/27/2017	7/27/2020 (Evergreen)
OSB62497HOU	Transcontinental Gas Pipe Line Company, LLC	The Bank of Nova Scotia, NY Agency	$14,800,000.00	03/17/2020	11/30/2020 (Evergreen)
OSB41771NYA	Trunkline Gas Company LLC	The Bank of Nova Scotia, NY Agency	$1,500,000.00	11/1/2017	10/31/2020 (Evergreen)
OSB55652NYA	EAP Ohio, LLC	The Bank of Nova Scotia, NY Agency	$15,000,000.00	4/11/2019	5/31/2020
SDCMTN571292	Natural Gas Exchange, Inc.	HSBC Bank USA, National Association	$1,000,000.00	2/21/2017	11/30/2020
OSB21418NYA	Natural Gas Exchange, Inc.	The Bank of Nova Scotia, NY Agency	$1,000,000.00	12/21/2015	12/21/2020
OSB19361NYA	Texas Gas Transmission, LLC	The Bank of Nova Scotia, NY Agency	$2,800,000.00	10/26/2015	10/26/2020 (Evergreen)
OSB23351NYA	Enstor Katy Storage & Transportation, LP c/o Enstor Operating Company LLC, its general partner	The Bank of Nova Scotia, NY Agency	$50,000.00	2/24/2016	2/24/2021 (Evergreen)
OSB17598NYA	Transcontinental Gas Pipe Line Company, LLC	The Bank of Nova Scotia, NY Agency	$3,100,000.00	8/28/2015	8/28/2020 (Evergreen)

OSB21810NYA	Tennessee Gas Pipeline Company, L.L.C.	The Bank of Nova Scotia, NY Agency	$675,000.00	1/5/2016	1/3/2021 (Evergreen)
OSB21824NYA	Kinder Morgan Louisiana Pipeline LLC	The Bank of Nova Scotia, NY Agency	$75,000.00	1/5/2016	15/2021 (Evergreen)
OSB48860NYA	Texas Gas Transmission, LLC	The Bank of Nova Scotia, NY Agency	$10,000.00	6/27/2018	6/27/2020

			$414,010,000.00

Schedule 3.06

Disclosed Matters

1.	None.

Schedule 3.11

Subsidiaries

1.	None.

Schedule 3.15

Properties

The	real property and/or leased property referenced in:

1.	The Third Amended and Restated Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of June 30, 2015, from the Borrower to the Common Security Trustee;

2.	The Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of June 30, 2015, from the Borrower to the Common Security Trustee; and

3.	The Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, effective as of June 19, 2019, from the Borrower to the Common Security Trustee.

Schedule 3.17

Material Project Documents

1.	The EPC Contracts and related parent guarantees;

2.	The FOB Sale and Purchase Agreements and related parent guarantees;

3.	The Management Services Agreement;

4.	The O&M Agreement;

5.	The Sabine Pass TUA;

6.	The Pipeline Transportation Agreements;

7.	The Terminal Use Rights Assignment and Agreement;

8.	The Cooperation Agreement;

9.	The Real Property Documents;

10.	The Precedent Agreements;

11.	The ConocoPhillips License Agreements;

12.	The Total TUA Assignment Agreements;

13.	The Water Agreement;

14.	The CMI LNG Sale and Purchase Agreement;

15.	The EQT Natural Gas Sale and Purchase Agreement;

16.	The GE Contractual Service Agreement; and

17.	The Creole Trail Pipeline Service Agreement.